Exhibit 10.6

Execution Version

SERIES C PREFERRED SHARES PURCHASE AGREEMENT

THIS SERIES C PREFERRED SHARES PURCHASE AGREEMENT (the “Agreement”) is made and entered into as of July 7, 2014 by and among:

1.	InnoLight Technology Corporation, an exempted company with limited liability duly organized and validly existing under the laws of the Cayman Islands (the “Company”);

2.	InnoLight Technology HK Limited, a limited liability company duly organized and validly existing under the laws of Hong Kong (“InnoLight HK”);

3.	InnoLight Technology (Suzhou) Ltd., a limited liability company duly organized and validly existing under the laws of the People’s Republic of China (“PRC”), which will be directly wholly owned by InnoLight HK (“InnoLight SZ”);

4.	Innolight Technology USA, Inc., a corporation duly organized and validly existing under the laws of the State of California, which is directly wholly owned by InnoLight SZ (“InnoLight USA”);

5.	Suzhou Xumao Co., Ltd., a limited liability company duly organized and validly existing under the laws of the People’s Republic of China (“Xumao”);

6.	Sheng Liu, with such ID number as specified on the signature page (the “Founder”); and

7.	Persons listed on Schedule A attached hereto (each an “Investor”, and collectively the “Investors”).

InnoLight SZ is referred to herein as the “PRC Company”. The Company, InnoLight HK, InnoLight SZ, and InnoLight USA (together with all direct and indirect subsidiaries, and any other entities directly or indirectly owned or controlled by the Company) are referred to collectively herein as the “Group Companies”, and each, a “Group Company”.

RECITALS

A. Following the execution of this Agreement, the Group Companies shall be restructured in accordance with the restructuring plan (the “Restructuring Plan”) attached hereto as Exhibit A (the “Restructuring”). Upon the completion of such Restructuring, other than InnoLight HK, all the existing shareholders of InnoLight SZ will become direct or indirect shareholders of the Company, and InnoLight SZ will become a wholly owned subsidiary of InnoLight HK, as detailed in the Restructuring Plan;

B. The Group Companies are engaged in the business of development, design and sale of high speed optical transceiver modules, test system and fiber optic sensors (the “Business”); and

C. The Company desires to issue and sell to the Investors, and each of the Investors desires to purchase from the Company a certain number of series C convertible preferred shares (the “Series C Preferred Shares”), on the terms and subject to the conditions set forth in this Agreement; and

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing recitals, the mutual promises hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

ARTICLE I

AGREEMENT TO PURCHASE AND SELL SHARES

SECTION 1.01 Agreement to Purchase and Sell Purchased Shares.

Subject to the terms and conditions set forth in ARTICLE VIII, at the Closing (as defined in SECTION 2.01), the Company shall issue and sell to each Investor, and each Investor shall, severally and not jointly, purchase from the Company, the number of Series C Preferred Shares as set forth opposite the name of such Investor on Schedule A attached hereto (the “Purchased Shares”), at a price of US$2.7560 for each Series C Preferred Share, amounting to an aggregate purchase price of US$37,999,256.72 (the “ Purchase Price”). The Series C Preferred Shares shall have the rights, preferences, privileges and restrictions as set forth in the Amended and Restated Memorandum and Articles of Association of the Company in the form attached hereto as Exhibit B (the “Restated Articles”).

SECTION 1.02 Transfer of Funds.

The Purchase Price shall be paid by wire transfer of United States dollars in immediately available funds to a designated account of the Company, which wire transfer shall be initiated on the date of the Closing and received by the Company no later than two (2) Business Days (as defined below) following the Closing, provided that the Company shall deliver wire transfer instructions to each Investor at least three (3) Business Days prior to the Closing as applicable, or by cancelation of conversion of outstanding indebtedness of the Company owed to an Investor, or any combination of the foregoing. For the purpose of this Agreement, “Business Day” means any calendar day other than a Saturday or Sunday on which banks are ordinarily open for general business in California, U.S.A; the Cayman Islands; and Suzhou, PRC.

SECTION 1.03 Post-Investment Capitalization Structure.

Following the closing of the issuance and sale of the Series C Preferred Shares pursuant to this Agreement, the post-investment capitalization structure of the Company shall be as follows:

Shareholders	Shares	No. of Shares	Share Percentage

Onshore employees who hold equity interest in InnoLight SZ through Xumao	Ordinary Shares	4,226,667	18.16%
	Series A Preferred Shares	1,004,210
	Series A-1 Preferred Shares	3,333,333

Shareholders	Shares	No. of Shares	Share Percentage

Foreign employees who hold equity interest in InnoLight SZ through the Company and InnoLight HK and angel investors in InnoLight SZ who hold equity interest in InnoLight SZ through the Company and InnoLight HK	Ordinary Shares	1,440,000	7.23%
	Series A Preferred Shares	1,220,000
	Series A-1 Preferred Shares	333,333
	Series B-1 Preferred Shares	416,667

A company to be owned by Hsing Kung (chairman of Acorn Partner)	Series A Preferred Shares	1,000,000	3.18%
	Series A-1 Preferred Shares	500,000

A company to be beneficially owned by China-Singapore Suzhou Industrial Park Ventures Co., Ltd. and/or its affiliates or other funds managed by it	Series A Preferred Shares	1,900,000	4.03%

A company to be beneficially owned by Suzhou Cowin Integrity Venture Capital and/or its affiliates or other funds managed by it	Series A-1 Preferred Shares	2,622,930	5.56%

A company to be beneficially owned by Suzhou Kaifeng Wansheng Venture Capital Investment Partnership (Limited Partnership) and/or its affiliates or other funds managed by it	Series B Preferred Shares	2,138,439	4.54%

Acorn Campus Venture Fund III	Series A Preferred Shares	1,303,704	2.77%

A company to be beneficially owned by Suzhou Kunrong Venture Capital Investment Co., Ltd. and/or its affiliates or other funds managed by it	Series A-1 Preferred Shares	1,083,333	2.30%

A company to be beneficially owned by Suzhou Guofa Fund Investment Co., Ltd. and/or its affiliates or other funds managed by it	Series A-1 Preferred Shares	833,333	1.77%

A company to be beneficially owned by Zhu Yong, who holds equity interest in InnoLight SZ through Xizang Lansheng Investment Co., Ltd.	Series A-1 Preferred Shares	500,000	1.06%

A company to be beneficially owned by Suzhou Rongda Technology Small Loan Co., Ltd. and/or its affiliates or other funds managed by it	Series B-1 Preferred Share	1,000,000	2.12%

A company to be beneficially owned by Ancient Jade Capital Management Co., Ltd. and/or its affiliates or other funds managed by it	Series B-1 Preferred Share	1,250,000	2.65%

A company to be beneficially owned by Shanghai Prime Meridian Investment Management Co., Ltd. and/or its affiliates or other funds managed by it	Series B-1 Preferred Share	833,333	1.77%

A company to be beneficially owned by Chengdu Shengtang Yinke Venture Capital Enterprise (Limited Partnership) and/or its affiliates or other funds managed by it	Series B-1 Preferred Share	833,333	1.77%

Majuven Fund I	Series B-1 Preferred Share	833,333	1.77%

Shareholders	Shares	No. of Shares	Share Percentage

A company to be beneficially owned by Suzhou Delta Venture Capital Center (Limited Partnership) and/or its affiliates or other funds managed by it	Series B-1 Preferred Share	1,583,333	3.36%

A company to be beneficially owned by Shanghai Xiangyuan Venture Capital Partnership (Limited Partnership) and/or its affiliates or other funds managed by it	Series B-1 Preferred Share	833,333	1.77%

Lightspeed China Partners I, L.P., Lightspeed China Partners I-A, L.P., and/or its Affiliates or other funds managed by it (“LSP”)	Series C Preferred Share	4,716,889	10.00%

GC I, LP, and/or its Affiliates (“Google”)	Series C Preferred Share	9,070,940	19.23%

ESOP (as defined in SECTION 3.01(c))		2,358,444	5.00%

Total		47,168,887	100%

ARTICLE II

CLOSINGS; DELIVERY

SECTION 2.01 Closing. The closing of the issuance and sale of the Purchased Shares shall be conducted by exchange of documents at such time and place as the Company and the Investors may mutually agree upon after the fulfillment or waiver of the conditions to closing as set forth in ARTICLE VIII (the “Closing”).

SECTION 2.02 Delivery.

At the Closing, in addition to any items the delivery of which is made an express condition to the Investors’ obligations at the Closing pursuant to ARTICLE VIII, the Company shall deliver to each Investor (i) a copy of the updated register of members of the Company showing such Investor as the holder of the Purchased Shares purchased by such Investor hereunder, certified by the registered agent of the Company, (ii) a copy of the updated register of directors of the Company evidencing the appointment of the directors of the Company in accordance with SECTION 8.07, certified by the registered agent of the Company, and (iii) a duly issued share certificate or certificates to each Investor representing the Purchased Shares purchased by such Investor issued in the name of such Investor, duly signed and sealed for and on behalf of the Company.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE WARRANTORS

The Group Companies (collectively, the “Warrantors” and individually, a “Warrantor”) hereby jointly and severally represent and warrant to each Investor, subject to the disclosures set forth in the disclosure schedule delivered to the Investors (the “Disclosure Schedule”, which shall be deemed to disclose and qualify representations and warranties of the Warrantors to the Investors only to the extent that the matter in the Disclosure Schedule is reasonably apparent from a reading of such disclosure that such item is relevant to a particular representation and warranty and it provides sufficient details to assess the nature and scope of the matter disclosed), as of the date hereof and as of the Closing, the following (it being understood that for purposes of the following representations and warranties, “to the knowledge of the Warrantors” or words of similar effect shall mean the actual knowledge of the Founder or any Key Employees (as defined in the SECTION 3.24), and that knowledge which should have been acquired by each such individual after making such due inquiry and exercising such due diligence as a prudent business person would have made or exercised in the management of his or her business affairs):

SECTION 3.01 Organization, Standing and Qualification.

Each Group Company is duly organized, validly existing and in good standing (or equivalent status in the relevant jurisdiction) under, and by virtue of, the laws of the place of its incorporation or establishment and has all requisite power and authority to own its properties and assets and to carry on its business as now conducted and as proposed to be conducted, and to perform each of its obligations hereunder and under any agreement contemplated hereunder to which it is a party. Each Group Company is duly qualified to do business and is in good standing (or equivalent status in the relevant jurisdiction) in each jurisdiction where failure to be so qualified would have a material adverse effect on the condition (financial or otherwise), prospects, assets or liabilities relating to, or results of operation of or business (as presently conducted and proposed to be conducted) of any Group Company (a “Material Adverse Effect”).

SECTION 3.02 Capitalization.

The authorized capital of the Company shall consist of:

(a) Ordinary Shares. Immediately prior to the Closing and after giving effect to the Restructuring, a total number of 100,000,000 authorized ordinary shares, par value US$0.0001 per share (the “Ordinary Shares”), of which 5,666,667 shares are issued and outstanding.

(b) Preferred Shares. Immediately prior to the Closing and after giving effect to the Restructuring, (i) a total of 6,427,914 authorized series A convertible preferred shares of the Company, par value of US$0.0001 per share (the “Series A Preferred Shares”), all of which shares are issued and outstanding; (ii) a total of 9,206,263 authorized series A-1 convertible preferred shares of the Company, par value of US$0.0001 per share (the “Series A-1 Preferred Shares”), all of which are issued and outstanding; (iii) a total of 2,138,438 authorized series B convertible preferred shares of the Company, par value of US$0.0001 per share (the “Series B Preferred Shares”), all of which shares are issued and outstanding; (iv) a total of 7,583,332 authorized Series B-1 convertible preferred shares of the Company, par value of US$0.0001per share (the “Series B-1 Preferred Shares”), all of which shares are issued and outstanding; and (v) a total number of 13,787,829 authorized Series C Preferred Shares, par value of US$0.0001 per share, none of which are issued and outstanding and all of which will be issued and outstanding upon Closing to the Investors in such number as set forth opposite such Investors’ names on Schedule A attached hereto. Series A Preferred Shares, Series A-1 Preferred Shares, Series B Preferred Shares, Series B-1 Preferred Shares, and Series C Preferred Shares are referred to collectively herein as “Preferred Shares”.

(c) Options, Reserved Shares. The Company has reserved enough Ordinary Shares (the “Conversion Shares”) for issuance upon the conversion of the Preferred Shares, including the Purchased Shares. Except for (i) the conversion privileges of the Preferred Shares, (ii) the preemptive rights provided in the Shareholders Agreement to be entered into at the Closing in the form attached hereto as Exhibit C (the “Shareholders Agreement”), (iii) up to 2,358,444 Ordinary Shares (and options and warrants therefor) reserved for issuance to employees and advisors of the Group Companies pursuant to the employee and advisor stock option plan (the “ESOP”) approved by the board of directors of the Company (the “Board of Directors”), and (iv) as contemplated hereby and by the Restated Articles, there are no options, warrants, conversion privileges, agreements or rights of any kind with respect to the issuance or purchase of the shares of the Company. Apart from the exceptions noted in this SECTION 3.02(c), Section 3.02(c) of the Disclosure Schedule and the Shareholders Agreement, the Company is not a party to any contract that would subject the shares (including the Purchased Shares and other Preferred Shares) of the Company’s outstanding share capital, or shares issuable upon exercise or exchange of any outstanding options or other shares issuable by the Company, to any preemptive rights, rights of first refusal or other rights of any kind to purchase such shares (whether in favor of the Company or any other Person).

(d) Outstanding Security Holders. A complete and current list of all outstanding shares, options, and warrants of the Company as of the date hereof and as of the Closing indicating the type and number of shares held by each shareholder and the aggregate amount of outstanding options and warrants is set forth in Section 3.02(d) of the Disclosure Schedule.

(e) No share plan, share purchase, share option or other agreement or understanding between the Company and any holder of any securities or rights exercisable or convertible for securities provides for acceleration or other changes in the vesting provisions or other terms of such agreement or understanding as the result of the occurrence of any event.

(f) The Company has obtained valid waivers of any rights by other parties to issue any of the Preferred Shares, including the Purchased Shares.

SECTION 3.03 Subsidiaries; Group Structure.

(a) A complete and accurate corporate and shareholding structure of the Group Companies as of the date of this Agreement is set forth in Exhibit D hereof. As of the date of this Agreement, except for (i) InnoLight HK, 100% of the equity interest of which is owned by the Company; (ii) InnoLight SZ, 10.9920% of the equity interest of which is owned by the InnoLight HK; (iii) InnoLight SZ, 27.6063% of the equity interest of which is owned by Xumao; and (iv) InnoLight USA, 100% of the equity interest of which is owned by InnoLight SZ, none of the Group Companies presently owns or controls, directly or indirectly, any interest in any other corporation, partnership, trust, joint venture, association, or other entity or maintains any offices or branches or subsidiaries.

(b) The PRC Company shall possess all requisite approvals, permits and licenses for the conduct of the Business as currently conducted and for the ownership and operation of its assets and property.

(c) A complete and accurate corporate and shareholding structure of the Group Companies upon the completion of the Restructuring is set forth in Exhibit E hereof. Upon the completion of the Restructuring, except for (i) InnoLight HK, 100% of the equity interest of which will be owned by the Company; (ii) InnoLight SZ, 100% of the equity interest of which will be owned by InnoLight HK; and (iii) InnoLight USA, 100% of the equity interest of which is owned by InnoLight SZ, none of the Group Companies presently owns or controls, directly or indirectly, any interest in any other corporation, partnership, trust, joint venture, association, or other entity or maintains any offices or branches or subsidiaries.

SECTION 3.04 Due Authorization.

All corporate action on the part of each Warrantor, their respective officers, directors and shareholders necessary for (i) the authorization, execution and delivery of, and the performance of the respective obligations of the Warrantors under this Agreement and the Shareholders Agreement, the issuance of Notes (as defined in SECTION 6.09) and the convertible note purchase agreement in connection with the Notes as set forth in SECTION 6.09 and the various agreements, instruments or documents attached to or entered into in connection with this Agreement (collectively, “Ancillary Agreements”, and collectively with this Agreement, the Notes, such convertible note purchase agreement and the Shareholders Agreement, the “Transaction Documents”), the Restated Articles, the certificate of incorporation or other equivalent corporate charter documents of any of the Warrantors (collectively with the Restated Articles, the “Constitutional Documents”), and (ii) the authorization, issuance, reservation for issuance and delivery of all of the Purchased Shares being sold under this Agreement and of the Ordinary Shares issuable upon conversion of such Purchased Shares has been taken or will be taken prior to the Closing. Each of the Transaction Documents and the Constitutional Documents is or will, upon its execution be a valid and binding obligation of each Warrantor who is a party thereto, enforceable in accordance with its terms, subject, as to enforcement of remedies, to applicable bankruptcy, insolvency, moratorium, reorganization and similar laws affecting creditors’ rights generally and to general equitable principles.

SECTION 3.05 Valid Issuance of Purchased Shares.

(a) The Purchased Shares when issued, sold and delivered in accordance with the terms of this Agreement, will be duly and validly issued, fully paid and nonassessable and will be free of any Encumbrance (as defined below), other than Encumbrances under the Transaction Documents and the Constitutional Documents and under applicable securities laws. The Conversion Shares issuable upon conversion of the Purchased Shares have been duly and validly reserved for issuance and, upon issuance in accordance with the terms of the Restated Articles, will be duly and validly issued, fully paid and nonassessable and will be free of any Encumbrance, other than Encumbrances under the Transaction Documents and the Constitutional Documents, imposed by the holders thereof and under applicable securities laws. “Encumbrance” means any claim, mortgage, lien, pledge, option, charge, security interest, encumbrance or other similar right of any third parties, whether voluntarily incurred or arising by operation of law, and includes any agreement to grant any of the foregoing in the future.

(b) All currently outstanding capital shares of the Company are duly and validly issued, fully paid and nonassessable, and all outstanding shares, options, warrants and other securities of the Company and each other Group Company have been issued in full compliance with the requirements of all applicable securities laws and regulations including, to the extent applicable, the registration and prospectus delivery requirements of the United States Securities Act of 1933, as amended (the “Act”), or in compliance with applicable exemptions therefrom, and all other provisions of applicable securities laws and regulations, including, without limitation, anti-fraud provisions.

(c) No “bad actor” disqualifying event described in Rule 506(d)(1)(i)-(viii) of the Act (a “Disqualification Event”) is applicable to the Company or, to the Company’s knowledge, any Company Covered Person, except for a Disqualification Event as to which Rule 506(d)(2)(ii–iv) or (d)(3), is applicable.

SECTION 3.06 Liabilities.

Except (i) as reflected or reserved against in the Financial Statements (as defined in SECTION 3.15 below), (ii) liabilities incurred after the Financial Statement Date (as defined in SECTION 3.15 below) in the ordinary course of the Group Company’s business consistent with past practice that are not material in the aggregate, (iii) as set forth in Section 3.06 of the Disclosure Schedule or (iv) are not and would not be material to the business of any Group Company, no Group Company has any indebtedness for borrowed money that it has directly or indirectly created, incurred, assumed, or guaranteed, or with respect to which the Group Company has otherwise become directly or indirectly liable.

SECTION 3.07 Title to Properties and Assets.

Each Group Company has good and marketable title to its material properties and assets held in each case free of any Encumbrance. With respect to the material property and assets it leases, except as set forth in Section 3.07 of the Disclosure Schedule, each Group Company is in compliance with such leases and such Group Company holds valid leasehold interests in such assets free of any Encumbrance other than the existing rights of lessors of such property and assets.

SECTION 3.08 Intellectual Property Rights.

(a) Company IP. Each Group Company owns or otherwise has sufficient rights (including but not limited to the rights of development, maintenance, licensing and sale) to or otherwise has the licenses to use all Intellectual Property (as defined below) necessary and sufficient to conduct its business as currently conducted by such Group Company (“Company IP”) without any known conflict with or known infringement of the rights of any other Person (as defined below). Section 3.08(a) of the Disclosure Schedule sets forth a complete and accurate list of all Company Registered IP (as defined below) for each Group Company, including for each the relevant name or description, registration/certification or application number, and filing, registration or issue date. “Intellectual Property” means any and all (i) patents, patent rights and applications therefor and reissues, reexaminations, continuations, continuations-in-part, divisions, and patent term extensions thereof, (ii) inventions (whether patentable or not), discoveries, improvements, concepts, innovations and industrial models, (iii) registered and unregistered copyrights, copyright registrations and applications, mask works and registrations and applications therefor, author’s rights and works of authorship (including artwork, Software, computer programs, source code, object code and executable code, firmware, development tools, files, records and data, and related documentation), (iv) URLs, web sites, web pages and any part thereof, (v) technical information, know-how, trade secrets, drawings, designs, design protocols, specifications, proprietary data, customer lists, databases, proprietary processes, technology, formulae, and algorithms and other intellectual property, (vi) trade names, trade dress, trademarks, domain names, service marks, logos, business names, and registrations and applications therefor, and (vii) the goodwill symbolized or represented by the foregoing. “Software” means any and all (A) computer programs, including any and all software implementations of algorithms, models and methodologies, including all source code and executable code, whether embodied in software, firmware or otherwise, documentation, development tools, designs, files, verilog files, RTL files, HDL, VHDL, net lists, records, data and mask works; and (B) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, and all rights therein. “Company Registered IP” means all Intellectual Property throughout the world for which registrations are owned by or held in the name of, or for which applications have been made in the name of, any Group Company.

(b) IP Ownership. All Company Registered IP is owned by and registered or applied for solely in the name of a Group Company, is valid and subsisting and has not been abandoned, and all necessary registration, maintenance and renewal fees with respect thereto and currently due have been satisfied. No Group Company nor, to the knowledge of the Warrantors, any of its employees, officers or directors has taken any actions or failed to take any actions that would cause any Company Owned IP to be invalid, unenforceable or not subsisting. No funding or facilities of a governmental authority or a university, college, other educational institution or research center was used in the development of any Company Owned IP. No Company Owned IP is the subject of any Encumbrance, license or other contract granting rights therein to any other Person. No Group Company is or has been a member or promoter of, or contributor to, any industry standards bodies, patent pooling organizations or similar organizations that could require or obligate a Group Company to grant or offer to any Person any license or right to any Company Owned IP. No Company Owned IP is subject to any proceeding or outstanding Governmental Order or settlement agreement or stipulation that (a) restricts in any material manner the use, transfer or licensing thereof, or the making, using, sale, or offering for sale of any Group Company’s products or services, by any Group Company, or (b) may affect the validity, use or enforceability of such Company Owned IP. The Founder and each current and former employee and current and former consultant, has assigned and transferred to a Group Company any and all of his/her Intellectual Property related to the Business made, conceived, reduced to practice, or developed while being employed by any Group Company or otherwise in the course of providing any services to any Group Company. No Group Company has (a) transferred or assigned any Company Owned IP; (b) authorized the joint ownership of, any Company Owned IP; or (c) permitted the rights of any Group Company in any Company Owned IP to lapse or enter the public domain. “Company Owned IP” means all material Intellectual Property owned by, purported to be owned by, or exclusively licensed to, the Group Companies.

(c) Infringement, Misappropriation and Claims. To the knowledge of the Warrantors, no Group Company has violated, infringed or misappropriated any Intellectual Property of any other Person. No Group Company has received any written notice alleging any of the foregoing. No Person has violated, infringed or misappropriated any Company Owned IP of any Group Company, and no Group Company has given any written notice to any other Person alleging any of the foregoing. No Person has challenged the ownership or use of any Company Owned IP by a Group Company. No Group Company has agreed to indemnify any Person for any infringement, violation or misappropriation of any Intellectual Property by such Person.

(d) Assignments and Prior IP. All material inventions and know-how conceived made, reduced to practice, or developed by employees of a Group Company while being employed by any Group Company or otherwise in the course of providing any services to any Group Company necessary or useful for the business of such Group Company are currently owned exclusively by a Group Company. All employees, contractors, agents and consultants of a Group Company who are or were involved in the creation of any Intellectual Property for such Group Company have executed an assignment of inventions agreement that vests in a Group Company exclusive ownership of all right, title and interest in and to such Intellectual Property, to the extent not already provided by Law. All employee inventors of Company Owned IP have received reasonable reward and remuneration from a Group Company for his/her service inventions or service technology achievements in accordance with the applicable PRC Laws. It will not be necessary to utilize any Intellectual Property of any such Persons made prior to their employment by a Group Company and none of such Intellectual Property has been utilized by any Group Company, except for those that are exclusively owned by a Group Company. To the knowledge of the Warrantors, none of the employees, consultants or independent contractors, currently or previously employed or otherwise engaged by any Group Company, (a) is in violation of any current or prior confidentiality, non-competition or non-solicitation obligations to such Group Company or to any other Persons, including former employers, or (b) is obligated under any contracts, or subject to any Governmental Order, that would interfere with the use of his or her best efforts to promote the interests of the Group Companies or that would conflict with the business of such Group Company as presently conducted.

(e) Licenses. Section 3.08(e) of the Disclosure Schedule contains a complete and accurate list of the Licenses. “Licenses” means, collectively, (a) all licenses, sublicenses, and other contracts to which any Group Company is a party and pursuant to which any third party is authorized to use, exercise or receive any benefit from any Company Owned IP, and (b) all licenses, sublicenses and other contracts to which any Group Company is a party and pursuant to which such Group Company is authorized to use, exercise, or receive any benefit from any material Intellectual Property of another Person, in each case except for (1) agreements involving “off-the-shelf” commercially available Software, and (2) non-exclusive licenses to customers of the Business in the ordinary course of business consistent with past practice. The Group Companies have paid all license and royalty fees required to be paid under the material Licenses.

(f) Protection of IP. Each Group Company has taken reasonable and appropriate steps to protect, maintain and safeguard Company IP and made all applicable filings, registrations and payments of fees in connection with the foregoing. Without limiting the foregoing, all current and former officers, employees, consultants and independent contractors of any Group Company and all suppliers, customers, distributors, and other third parties having access to any Company Owned IP have executed and delivered to such Group Company an agreement requiring the protection of such Company Owned IP. To the extent that any Company Owned IP has been developed or created independently or jointly by an independent contractor or other third party for any Group Company, or is incorporated into any products or services of any Group Company, such Group Company has a written agreement with such independent contractor or third party and has thereby obtained ownership of, and is the exclusive owner of all such independent contractor’s or third party’s Intellectual Property in such work, material or invention by operation of law or valid assignment.

(g) No Public Software. To the knowledge of the Warrantors, no Public Software forms part of any material product or service provided by any Group Company or was or is used in connection with the development of any material product or service provided by any Group Company or is incorporated into, in whole or in part, or has been distributed with, in whole or in part, any material product or service provided by any Group Company. To the knowledge of the Warrantors, no Software included in any Company Owned IP has been or is being distributed, in whole or in part, or was used, or is being used in conjunction with any Public Software in a manner which would require that such Software be disclosed or distributed in source code form or made available at no charge. “Public Software” means any Software that contains, or is derived in any manner (in whole or in part) from, any software that is distributed as free software, open source software (e.g., Linux) or similar licensing or distribution models, including, without limitation, software licensed or distributed under any of the following licenses or distribution models, or licenses or distribution models similar to any of the following: (A) GNU’s General Public License (GPL) or Lesser/Library GPL (LGPL), (B) the Artistic License (e.g., PERL), (C) the Mozilla Public License, (D) the Netscape Public License, (E) the Sun Community Source License (SCSL), (F) the Sun Industry Standards License (SISL), (G) the BSD License, and (H) the Apache License.

SECTION 3.09 Material Contracts and Obligations.

All agreements, contracts, leases, licenses, mortgages, indentures, instruments, commitments (oral or written), indebtedness, liabilities and other obligations to which each Group Company is a party or by which it or its assets is bound (each, a “Group Company Contract” and collectively, the “Group Company Contracts”) that (i) are material to the conduct and operations of its business and properties, (ii) has as a party any of the executive officers, directors or principal shareholders of any Group Company; (iii) obligate such Group Company to share, license or develop any product or technology or (iv) contains exclusivity, non-competition or similar clauses that impair, restrict or impose conditions on any Group Company’s right to offer or sell products or services in specified areas, during specified periods, or otherwise, are listed in Section 3.09 of the Disclosure Schedule and have been made available for inspection by the Investors and their counsel. For purposes of this SECTION 3.09, “material” shall mean (i) having an aggregate value, cost or amount, or imposing liability or contingent liability on any Group Company, in excess of RMB10,000,000 in the aggregate, (ii) any License, or (iii) an agreement the termination of which would be reasonably likely to have a Material Adverse Effect. All of the Group Company Contracts are valid, binding and enforceable obligations of the parties thereto and the terms thereof have been complied with by the relevant Group Company and, to the knowledge of the Warrantors, all the other parties thereto.

SECTION 3.10 Litigation.

Unless otherwise listed in the Section 3.10 of the Disclosure Schedule, there is no material action, suit, proceeding, claim, arbitration or investigation (“Action”) pending or, to the Knowledge of the Warrantors, currently threatened (orally or in writing) against any of the Group Companies, any Group Company’s activities, properties or assets. To the knowledge of the Warrantors, there is no Action pending or threatened (orally or in writing) against any officer, director or employee of each Group Company in connection with such officer’s, director’s or employee’s relationship with, or actions taken on behalf of any Group Company which would be reasonably likely to have a Material Adverse Effect. To the knowledge of the Warrantors, there is no factual or legal basis for any such Action that is likely to result, individually or in the aggregate, in any Material Adverse Effect. By way of example, but not by way of limitation, there are no Actions pending against any of the Group Companies or threatened against any of the Group Companies, relating to the use by any employee of any Group Company of any information, technology or techniques allegedly proprietary to any of their former employers, clients or other parties. None of the Group Companies is a party to or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality and there is no Action by any Group Company currently pending or which it intends to initiate.

SECTION 3.11 Compliance with Laws; Consents and Permits.

Other than as described in Section 3.11 of the Disclosure Schedule, none of the Warrantors is or has been in violation in any material respect of any applicable statute, rule, regulation, order or restriction of any domestic or foreign government or any instrumentality or agency thereof in respect of the conduct of its business or the ownership of its properties. All consents, licenses, permits, approvals, orders, authorizations or registrations, qualifications, designations, declarations or filings by or with any governmental authority (the “Permits”) and any third party (collectively with the Permits, the “Consents”) which are required to be obtained or made by each Group Company or Xumao in connection with the consummation of the transactions contemplated under the Transaction Documents shall have been obtained or made prior to and shall be fully effective as of the Closing. Each Group Company has all franchises, Consents and any similar authority necessary for the conduct of its business as currently conducted and as proposed to be conducted, the absence of which would be reasonably likely to have a Material Adverse Effect. None of the Group Companies is in default under any of such franchises, Consents or other similar authority. Any other direct or indirect shareholders of the Company who are domestic residents as defined under the Notice on Relevant Issues Concerning Foreign Exchange Control on Domestic Residents’ Corporate Financing and Roundtrip Investment through Offshore Special Purpose Vehicles issued by the State Administration of Foreign Exchange (“SAFE”) on October 21, 2005 (the “Circular 75”) and any successor rule or regulation under PRC law have completed the registration with the competent local counterpart of the SAFE in respect of the proposed subscription of shares in the Company through relevant holding companies that are owned or controlled by such individual shareholders. The transactions contemplated by the Transaction Documents is not subject to any regulatory approvals from the relevant governmental authorities under Antitrust Laws. The Group Companies aggregate revenue falls below the threshold that would require any filings under Antitrust Laws. “Antitrust Laws” means laws and regulations in relation to monopolization restraints of trade and other aspects of competition that apply to the business and dealings of the Group Companies and the Investors (including their respective Affiliates) (as applicable), including, without limitation, the Sherman Act, Clayton Act and Hart-Scott-Rodino Antitrust Improvements Act in the United States, and the Antimonopoly Law of the PRC.

SECTION 3.12 Compliance with Other Instruments and Agreements.

None of the Group Companies is or has been in, nor shall the conduct of its business as currently or proposed to be conducted result in, violation, breach or default of any term of its Constitutional Documents of the respective Group Company, or of any term or provision of any Group Company Contract or of any provision of any judgment, decree, order, statute, rule or regulation applicable to or binding upon the Group Company. None of the activities, agreements, commitments or rights of any Group Company is invalid, or unauthorized. The execution, delivery and performance of and compliance with the Transaction Documents and the consummation of the transactions contemplated hereby and thereby, will not result in any such violation, breach or default, or be in conflict with or constitute, with or without the passage of time or the giving of notice or both, either a default under any Group Company’s Constitutional Documents or any Group Company Contract, or a violation of any statutes, laws, regulations or orders, or an event which results in the creation of any material Encumbrance upon any asset of any Group Company.

SECTION 3.13 Registration Rights.

Except as provided in the Shareholders Agreement and as set forth in SECTION 3.13 of the Disclosure Schedule, no Warrantor has granted or agreed to grant any Person any registration rights (including piggyback registration rights) with respect to, nor is the Company obliged to list, any of the Company’s shares (or the shares of the any Group Company) on any securities exchange. Except as set forth in Section 3.13 of the Disclosure Schedule or as contemplated under the Transaction Documents, there are no voting or similar agreements which relate to the share capital of the Company or any of the equity interests of the Group Companies.

SECTION 3.14 Financial Advisor Fees.

There exists no agreement or understanding between any Group Company and any investment bank or other financial advisor under which such Group Company may owe any brokerage, placement or other fees relating to the offer or sale of the Purchased Shares.

SECTION 3.15 Financial Statements.

The audited consolidated financial statements of the Group Companies for the fiscal year ended December 31, 2013 and the unaudited consolidated financial statements of the Group Companies for the three-months ended March 31, 2014 (including balance sheets, statements of income and statements of cash flows, collectively, the “Financial Statements” and March 31, 2014, the “Financial Statements Date”) are (a) in accordance with the books and records of the applicable Group Company, (b) true, correct and complete and present fairly the financial condition of such Group Company at the date or dates therein indicated and the results of operations for the period or periods therein specified, and (c) have been prepared in accordance with the International Financial Reporting Standards, applied on a consistent basis (“IFRS”), except as to the unaudited consolidated financial statements, for the omission of notes thereto and normal year-end audit adjustments. Specifically, but not by way of limitation, the respective balance sheets of the Financial Statements disclose all of the Group Companies’ respective debts, liabilities and obligations of any nature, whether due or to become due, as of their respective dates (including, without limitation, absolute liabilities, accrued liabilities, and contingent liabilities) to the extent such debts, liabilities and obligations are required to be disclosed in accordance with IFRS. The Group Companies have good and marketable title to all assets set forth on the balance sheets of the respective Financial Statements, except for such assets as have been spent, sold or transferred in the ordinary course of business since their respective dates. None of the Group Companies is a guarantor or indemnitor of any indebtedness of any other Person. Each Group Company maintains and will continue to maintain a standard system of accounting established and administered in accordance with generally accepted accounting principles as required in the jurisdiction where it is incorporated.

SECTION 3.16 Activities since Financial Statements Date.

Since the Financial Statements Date, with respect to each Group Company, except as otherwise contemplated by the Restructuring, there has not been:

(a) any change in the assets, liabilities, financial condition or operating results of the Group Company from that reflected in the Financial Statements, except changes in the ordinary course of business that have not been, in the aggregate, materially adverse;

(b) any material change in the contingent obligations of the Group Company by way of guarantee, endorsement, indemnity, warranty or otherwise;

(c) any change in such Group Company’s business operation or transactions resulting in the aggregate working capital of the Group Companies falling below RMB50,000,000 (for the purpose of this SECTION 3.16, the working capital of the Group Companies is equal to total current assets minus total current liabilities);

(d) any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting the assets, properties, financial condition, operating results, prospects or business of the Group Company (as presently conducted and as presently proposed to be conducted);

(e) any waiver by the Group Company of a valuable right or of a material debt;

(f) any satisfaction or discharge of any lien, claim or encumbrance or payment of any obligation by the Group Company, except such satisfaction, discharge or payment made in the ordinary course of business that would not have a Material Adverse Effect;

(g) any material change or amendment to a material contract or arrangement by which the Group Company or any of its assets or properties is bound or subject, except for changes or amendments which are expressly provided for or disclosed in this Agreement or which otherwise, individually or in the aggregate, would not have a Material Adverse Effect;

(h) any material change in any compensation arrangement or agreement with any present or prospective employee, contractor, consultant, advisor or director;

(i) any sale, assignment or transfer of any Company Owned IP or other material intangible assets of any Group Company;

(j) any resignation or termination of any Key Employee of any Group Company;

(k) except as expressively provided for in the Transaction Documents, any mortgage, pledge, transfer of a security interest in, or lien created by the Group Company, with respect to any of the Group Company’s properties or assets, except liens for taxes not yet due or payable;

(l) any debt, obligation, or liability incurred, assumed or guaranteed by the Group Company in excess of RMB2,000,000 per annum or in excess of RMB5,000,000 in the aggregate;

(m) any declaration, setting aside or payment or other distribution in respect of any of the Group Company’s share capital, or any direct or indirect redemption, purchase or other acquisition of any of such share capital by the Group Company;

(n) any failure to conduct business in the ordinary course, consistent with the Group Company’s past practices;

(o) any transactions of any kind with any of the Group Companies’ officers, directors or employees, or any members of their immediate families, or any entity controlled by any of such individuals;

(p) any other event or condition of any character which could reasonably be expected to have a Material Adverse Effect; or

(q) any agreement or commitment by any Group Company to do any of the things described in this SECTION 3.16.

SECTION 3.17 Tax Matters.

(a) No Group Company is or has at any time been in violation of any applicable law or regulation regarding Tax (as defined below) which may result in any liability or criminal or administrative sanction or otherwise have a Material Adverse Effect, other than such violation that has been rectified or resolved and does not have any pending, or possible future, liability or criminal or administrative sanction or otherwise. The provisions for taxes in the respective Financial Statements are sufficient for the payment of all accrued and unpaid applicable taxes of the covered Group Company, whether or not assessed or disputed as of the date of such Financial Statements. There have been no examinations or audits of any tax returns or reports by any applicable governmental agency. Each Group Company has duly filed all tax returns required to have been filed by it and paid all taxes shown to be due on such returns and none of them is or is liable to pay any fine, penalty, surcharge or interest in relation to Tax with respect to activities of any Group Company. Since the Financial Statements Date, none of the Group Companies has incurred any taxes, assessments or governmental charges other than in the ordinary course of business and each Group Company has made adequate provisions on its books of account for all taxes, assessments and governmental charges with respect to its business, properties and operations for such period.

(b) Each Group Company has made all deductions and withholdings in respect, or on account, of any Tax from any payments made by it which it is obliged or entitled to make and has duly accounted in full to the appropriate authority for all amounts so deducted or withheld.

(c) No Group Company has entered into or been engaged in or been a party to any transaction which is artificial or fictitious or any transaction or series of transactions or scheme or arrangement of which the main or dominant purpose or one of the main or dominant purposes was the avoidance or deferral of or reduction in the liability to Tax of such Group Company.

(d) All exemptions, reductions and rebates of Taxes granted to the Group Companies by any governmental authority are in full force and effect and have not been terminated.

(e) Neither the Company nor InnoLight HK is required to pay any Tax in a jurisdiction other than the jurisdiction in which it has been incorporated or organized. The PRC Company is not treated for any Taxation (as defined below) purposes as resident in a country other than the country of its incorporation and the PRC Company does not have, and has not had, within the relevant statutory limitation period, a branch, agency or permanent establishment in a country other than the country of its incorporation. Each Group Company will conduct business in a manner such that it will not become subject to Taxation in any jurisdiction other than the country of its incorporation.

(f) No Group Company is or ever has been a “controlled foreign corporation” within the meaning of Section 957(a) of the U.S. Internal Revenue Code of 1986, as amended (or any successor thereto) (the “Code”) or a “passive foreign investment company” within the meaning of Section 1297(a) of the Code.

(g) No Group Company is, nor expects to become, a “passive foreign investment company” (“PFIC”) within the meaning of Section 1297 of the United States Internal Revenue Code of 1986, as amended.

(h) The Company is treated as a corporation for U.S. federal income tax purposes.

(i) For purposes hereof, the terms “Tax” or “Taxation” means all applicable forms of taxation, duties, levies imposts and social security charges, whether direct or indirect including without limitation corporate income tax, wage withholding tax, value added tax, customs and excise duties, capital tax and other legal transaction taxes, dividend withholding tax, dividend distribution tax, land taxes, environmental taxes and duties and any other type of taxes or duties payable by virtue of any applicable national, regional or local law or regulation and which may be due directly or by virtue of joint and several liability in any relevant jurisdiction; together with any interest, penalties, surcharges or fines relating to them, due, payable, levied, imposed upon or claimed to be owed in any relevant jurisdiction.

SECTION 3.18 Interested Party Transactions.

Except as otherwise disclosed in Section 3.18 of the Disclosure Schedule, no Warrantor, officer or director of a Group Company or any “Affiliate” or “Associate” (as those terms are defined in Rule 405 promulgated under the Act) of any such Person has any agreement (whether oral or written), understanding, proposed transaction with, or is indebted to, any Group Company, nor is any Group Company indebted (or committed to make loans or extend or guarantee credit) to any such Person (other than for accrued salaries, reimbursable expenses or other standard employee benefits). No officer or director of a Warrantor has any direct or indirect ownership interest in, or any agreement or other arrangement or undertaking, whether oral or written, with, any firm or corporation with which a Group Company is affiliated or with which a Group Company has a business relationship, or any firm or corporation that competes with a Group Company. No Affiliate or Associate of any officer or director of a Warrantor is directly or indirectly interested in any contract with a Group Company. No officer or director of a Group Company or any Affiliate or Associate of any such Person has had, either directly or indirectly, an interest in: (a) any Person or entity which purchases from or sells, licenses or furnishes to a Group Company any goods, property, intellectual or other property rights or services; or (b) any contract or agreement to which a Group Company is a party or by which it may be bound or affected. There is no agreement between any shareholder of the Company with respect to the ownership or control of any Group Company.

SECTION 3.19 Environmental and Safety Laws.

(a) Except as described in Section 3.19(a) of the Disclosure Schedule, each Group Company is currently in compliance with all Environmental Laws (as defined below) and has at all times complied with all Environmental Laws in all material respects.

(b) No Group Company has engaged in or permitted any operations or activities upon the real property owned or used by any Group Company involving the use, storage, handling, release, treatment, manufacture, processing, deposit, transportation or disposal of any Hazardous Substance (as defined below, or any substance regulated by Environmental Law. No discharge, release, leaching, emission or escape into the Environment of any Hazardous Substance or any substance regulated by Environmental Law has occurred or is occurring in the conduct of the business of any Group Company or in the conduct by any Group Company of any former business or in connection with or in relation to any assets of such Group Company while such former assets were in the ownership or under the control of such Group Company and no such discharge, release, leaching, emission or escape has occurred or is occurring for which such Group Company might otherwise be held liable.

(c) Except as described in Section 3.19(c) of the Disclosure Schedule, each Group Company has obtained all Environmental Permits for the carrying on of its business. All such Environmental Permits are valid and subsisting and, there is no reason why any of them should be varied, suspended, cancelled, revoked or not renewed upon expiry on substantially the same terms. Each Group Company has at all times complied with the terms and conditions of its Environmental Permits in all material respects.

(d) There have not been nor are there pending or threatened any civil or criminal actions, notices of violations, investigations, administrative proceedings or written communications from any regulatory authority under any Environmental Laws against any Group Company or any of its assets and, there are no facts or circumstances which may give rise to the same.

(e) For purposes of this SECTION 3.19, “Environment” means all or any of the following media, namely, air, water and land; and the medium of air includes the air within buildings and the air within other natural or man-made structures above or below ground; “Environmental Laws” means any and all laws of the PRC, relating to pollution, contamination or protection of the Environment or to the storage, labeling, handling, release, treatment, manufacture, processing, deposit, transportation or disposal of Hazardous Substances and “Hazardous Substance” means all substances of whatever description which may cause or have a harmful effect on the Environment or the health of persons or any other living organism including, without limitation, all poisonous, toxic, noxious, dangerous and offensive substances.

SECTION 3.20 Employee Matters.

Each of the Group Companies has complied in all material respects with all applicable employment and labor laws. The Group Companies are not aware that any officer or employee intends to terminate their employment with any Group Company, nor does any Group Company have a present intention to terminate the employment of any officer or employee. Except as otherwise disclosed to the Investors in Section 3.20 of the Disclosure Schedule, the Group Companies are not party to or bound by any currently effective incentive plan, profit sharing plan, retirement agreement or other employee compensation agreement.

Each employee or consultant of the Group Companies (other than the PRC Company) is either an at-will employee or a consultant of the Company, as the case may be. No current or former employee or consultant of the Group Companies has excluded works or inventions from his or her assignment of inventions pursuant to such employee’s confidentiality, non-competition and intellectual property rights agreement. No employee or consultant of the Group Companies may solicit any employees from any Group Company for a period of twelve months should his employment or service to the Company be terminated for any reason. Each Key Employee (as defined in the SECTION 3.24) has executed an employment agreement and a confidentiality, non-competition and intellectual property rights agreement in the form or forms satisfactory to the Investors. None of the Group Company is aware that any of its current or former employee, officer and consultant is in violation of any agreement covered by this SECTION 3.20.

SECTION 3.21 Exempt Offering.

The offer and sale of the Purchased Shares under this Agreement and any issuance of the Conversion Shares upon conversion of the Purchased Shares are or shall be exempt from the registration requirements and prospectus delivery requirements of the Act, and from the registration or qualification requirements of any other applicable securities laws and regulations.

SECTION 3.22 No Other Business.

The Company was formed solely to acquire and hold an equity interest in InnoLight HK, and since its formation has not engaged in any business and has not incurred any liability in the course of its business of acquiring and holding its equity interest in InnoLight HK. InnoLight HK was formed solely to acquire and hold an equity interest in InnoLight SZ and since its formation has not engaged in any business and has not incurred any liability in the course of its business of acquiring and holding its equity interest in InnoLight SZ. InnoLight SZ is engaged solely in the Business and has no other activities.

SECTION 3.23 Minute Books.

The minute books of each Group Company with regard to the material matters or material transactions since its time of formation have been made available to each of the Investors and each such minute books contains a true and complete summary of all meetings and actions taken by directors and shareholders or owners of such Group Company, and accurately reflects all transactions referred to in such minutes.

SECTION 3.24 Obligations of Management.

Each of the key employees identified in Schedule C attached hereto (the “Key Employees”) is currently devoting his or her full working time to the conduct of the Business of a Group Company or the Group Companies unless described in SECTION 3.24 of the Disclosure Schedule. No Warrantor is aware that any employee is planning to work less than full time at a Group Company in the future. None of such employees or the Founder is currently working for a competitive enterprise, whether or not such person is or will be compensated by such enterprise.

SECTION 3.25 Business Plan.

The Warrantors have delivered the business plan and budget of the Group Companies (the “Business Plan”) for calendar year 2014 to each Investor and shall deliver to each Investor the Business Plan for each year thereafter. The Business Plan delivered or to be delivered shall reflect the true and accurate plan of the Group Companies in all material respects, and is made on a reasonable basis and in good faith.

SECTION 3.26 Anti-Bribery, Anti-Corruption, Anti-Money Laundering Laws.

(a) Neither any Group Company nor any of the officers, employees, directors, representatives or agents thereof(collectively, “Representatives”), has, directly or indirectly, offered, authorized, promised, condoned, participated in, consummated, or received notice of any allegation of, (i) payments or other inducements to any Public Official (as defined herein) in order to assist any Group Company to obtain or retain business for or with, or directing business to, any Person, in any case in violation of the United States Foreign Corrupt Practices Act or other applicable anti-bribery or anti-corruption laws, or (ii) the making of any false or fictitious entries in the books or records of any Group Company by any Person or the using of any assets of any Group Company for the establishment of any unlawful or unrecorded fund of monies or other assets, or the making of any unlawful or undisclosed payment, in each case in violation of any applicable anti-money laundering, record keeping, internal control and other similar laws.

(b) No Group Company or any of its Representatives has ever been found by a governmental authority to violate any criminal or securities law or is subject to any indictment or any government investigation for bribery. None of the beneficial owners of any equity interest in any Group Company or the current or former Representatives of any Group Company is or was Public Officials.

For the purposes of this SECTION 3.26, “Public Official” means any executive, official, or employee of a governmental authority, political party or member of a political party, political candidate; executive, employee or officer of a public international organization; or director, officer or employee or agent of a wholly owned or partially state-owned or controlled enterprise, including a state-owned or controlled enterprise.

SECTION 3.27 Entire Business.

Except as otherwise disclosed in Section 3.27 of the Disclosure Schedule, no Group Company shares or provides any facilities, operational services, assets or properties with or to any other entity which is not a Group Company.

SECTION 3.28 Insurance.

Each Group Company has in full force and effect automobile insurance policies and employee casualty insurance policies, with extended coverage, sufficient in amount (subject to reasonable deductibles) to allow it to receive adequate compensation for any of the losses that it may incur within the two categories cited above.

SECTION 3.29 Internal Controls.

Each Group Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions by it are executed in accordance with management’s general or specific authorization, (ii) transactions by it are recorded as necessary to permit preparation of financial statements in conformity with the accounting standards and to maintain asset accountability, (iii) access to assets of it is permitted only in accordance with management’s general or specific authorization, (iv) the recorded inventory of assets is compared with the existing tangible assets at reasonable intervals and appropriate action is taken with respect to any material differences, (v) segregating duties for cash deposits, cash reconciliation, cash payment, proper approval is established, and (vi) no personal assets or bank accounts of the employees, directors, officers are mingled with the corporate assets or corporate bank account, and no Group Company uses any personal bank accounts of any employees, directors, officers thereof during the operation of the business. The signatories for each bank account of each Group Company are listed on Section 3.29 of the Disclosure Schedule.

SECTION 3.30 OFAC Compliance.

Neither the Company nor any Group Company or, to the knowledge of the Warrantors, any directors, administrators, officers, board of directors (supervisory and management) or members of the Company or any Group Company is an OFAC Sanctioned Person (as defined below). The Group Companies and their directors, officers, administrators, board of directors (supervisory and management) or members are in compliance with, and have not previously violated, the USA Patriot Act of 2001, and all other applicable United States and PRC anti-money laundering laws and regulations. None of the employees of the Group Companies is an OFAC Sanctioned Person and the Group Companies’ employees are in compliance with, and have not previously violated, the USA Patriot Act of 2001, and all other applicable United States and PRC anti-money laundering laws and regulations. None of (i) the purchase and sale of the Purchased Shares, or issuance of the Conversion Shares, (ii) the execution, delivery and performance of the Transaction Documents and the Constitutional Documents, or (iii) the consummation of any transaction contemplated hereby or thereby, or the fulfillment of the terms hereof or thereof, result in a violation of any of the OFAC Sanctions (as defined below) or of any anti-money laundering laws of the United States, the PRC or any other jurisdiction.

For the purposes of this SECTION 3.30:

(a) “OFAC Sanctions” means any sanctions program administered by the Office of Foreign Assets Control of the United States Department of the Treasury (“OFAC”) under authority delegated to the Secretary of the Treasury (the “Secretary”) by the President of the United States or provided to the Secretary by statute, and any order or license issued by, or under authority delegated by, the President or provided to the Secretary by statute in connection with a sanctions program thus administered by OFAC. For ease of reference, and not by way of limitation, OFAC Sanctions programs are described on OFAC’s website at www.treas.gov/ofac.

(b) “OFAC Sanctioned Person” means any government, country, corporation or other entity, group or individual with whom or which the OFAC Sanctions prohibit a United States Person from engaging in transactions, and includes without limitation any individual or corporation or other entity that appears on the current OFAC list of Specially Designated Nationals and Blocked Persons (the “SDN List”). For ease of reference, and not by way of limitation, OFAC Sanctioned Persons other than government and countries can be found on the SDN List on OFAC’s website at www.treas.gov/offices/enforcement/ofac/sdn.

(c) “United States Person” means any United States citizen, permanent resident alien, entity organized under the laws of the United States (including foreign branches), or any Person (individual or entity) in the United States, and, with respect to the Cuban Assets Control Regulations, also includes any corporation or other entity that is owned or controlled by one of the foregoing, without regard to where it is organized or doing business.

SECTION 3.31 No Fiduciary Duty.

The Parties hereto acknowledge and agree that nothing in this Agreement or the other Transaction Documents shall create a fiduciary duty of any Investor or its Affiliates to any Group Company or its shareholders.

SECTION 3.32 Disclosure.

Each Warrantor has fully provided each of the Investors with all the information that the Investors have requested for deciding whether to purchase the Purchased Shares and all information that each Warrantor reasonably believes is necessary or relevant to enable the Investors to make an informed investment decision. No representation or warranty by any Warrantor in this Agreement and no information or materials provided by any Warrantor to the Investors in connection with the negotiation or execution of this Agreement or any agreement contemplated hereby contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they are made, not misleading. No financial forecasts or forward-looking statements in any business plans or other materials provided by any Warrantor to the Investors have been prepared based on unreasonable assumptions.

SECTION 3.33 Other Representations and Warranties Relating to the PRC Company.

(a) The Constitutional Documents and all Consents necessary or appropriate for the PRC Company are valid, have been duly approved or issued (as applicable) by competent PRC authorities or other applicable parties and are in full force and effect.

(b) All consents, approvals, authorizations or licenses required under applicable PRC laws for the due and proper establishment and operation of the PRC Company have been duly obtained from the relevant PRC authorities and are in full force and effect.

(c) All filings and registrations with the PRC authorities required in respect of the PRC Company and its operations, including but not limited to the registrations with the PRC National Development and Reform Commission, the PRC Ministry of Commerce, the PRC State Administration of Industry and Commerce, the PRC State Administration for Foreign Exchange, or their respective local counterparts, tax bureau, customs and other authorities, have been duly completed in accordance with the relevant rules and regulations.

(d) The registered capital of the PRC Company has been fully paid up in accordance with the schedule of payment stipulated in its respective articles of association, approval document, certificate of approval and legal person business license and in compliance with applicable PRC laws and regulations, and there is no outstanding capital contribution commitment. Except otherwise contemplated in connection with the Restructuring, there are no outstanding rights, or commitments made by any Group Company, Xumao, any shareholder of Xumao or the Founder to sell any of its direct or indirect equity interest in InnoLight SZ.

(e) Any change in the capital or equity interest of the PRC Company since its incorporation has complied with all the then applicable PRC laws and regulations. All consents, approvals, authorizations or licenses required under applicable PRC laws and regulations which are necessary for the ownership by the respective shareholder(s) of the PRC Company of the equity interest in the PRC Company have been duly obtained and are in full force and effect.

(f) The PRC Company has not received any letter or notice from any relevant authority notifying revocation of any permits or licenses issued to it for non-compliance or the need for compliance or remedial actions in respect of the activities carried out directly or indirectly by it.

(g) The PRC Company has been conducting and will conduct its business activities within the permitted scope of business or is otherwise operating its business in full compliance with all relevant legal requirements and with all requisite licenses, permits and approvals granted by competent PRC authorities.

(h) In respect of any Permits required for the conduct of any part of the Business of the PRC Company which is subject to periodic renewal, no Warrantor has any reason to believe that such requisite renewals will not be timely granted by the relevant PRC authorities.

(i) The PRC Company has complied with all applicable PRC labor laws and regulations, including without limitation, laws and regulations pertaining to welfare funds, social benefits, medical benefits, insurance, retirement benefits, and pensions.

Except for those as described in Section 3.33 of the Disclosure Schedule, all PRC regulatory and corporate authorizations and approvals, necessary or appropriate for the consummation of the transactions contemplated herein have been duly obtained, and such authorizations and approvals currently, or will be as of the Closing (if it occurs), valid and subsisting at PRC laws and in accordance with their respective terms.

SECTION 3.34 Restructuring

Except as set forth in Section 3.34 of the Disclosure Schedule, the implementation of the Restructuring is in compliance with all of applicable laws and regulations, including, without limitation, the PRC laws, regulations, policies and rules regarding the administration of the state-owned assets, foreign exchange control, foreign investment in the PRC, the acquisition of domestic enterprises by foreign investors, outbound investment and tax compliance, and each of the parties related to the Restructuring has obtained (or will obtain prior to Closing) and is and will be in compliance with all licenses, consents, authorizations, permissions, approvals, registrations, certificates from and filings with the competent governmental agencies or third parties as required by either the applicable laws or any contractual obligation.

ARTICLE IV

CERTAIN REPRESENTATIONS AND WARRANTIES OF THE FOUNDER AND XUMAO

Xumao and the Founder hereby, severally and not jointly, represents and warrants to the Investor as follows:

SECTION 4.01 Group Structure.

Except for the Group Companies, any equity interest in Xumao, and except as set forth in Section 4.01 of the Disclosure Schedule, the Founder does not presently own or control, directly or indirectly, any interest in any other corporation, partnership, trust, joint venture, association, or other entity related in any way to the Business or that otherwise competes with the Business, except for passive investments in publicly traded companies.

SECTION 4.02 Due Authorization.

All corporate action on the part of Xumao, its officers, directors and shareholders, and all action on the part of the Founder necessary for (i) the authorization, execution and delivery of, and the performance of their respective obligations under the Transaction Documents, the Restated Articles, and under their respective certificate of incorporation, articles of association, shareholder agreements or other equivalent corporate charter documents, and (ii) the authorization of the transactions contemplated by the Transaction Documents and the authorization and implementation of the Restructuring, has been taken or will be taken prior to the Closing. Each of the Transaction Documents to which Xumao or a Founder is a party is or will, upon its execution be a valid and binding obligation of Xumao or the Founder who is a party thereto, enforceable in accordance with its terms, subject, as to enforcement of remedies, to applicable bankruptcy, insolvency, moratorium, reorganization and similar laws affecting creditors’ rights generally and to general equitable principles.

SECTION 4.03 Assignment of Intellectual Property.

The Founder has assigned and transferred to a Group Company any and all of his Intellectual Property related to the Business made, conceived, reduced to practice, or developed while being employed by any Group Company or otherwise in the course of providing any services to any Group Company. The Founder is not (a) in violation of any current or prior confidentiality, non-competition or non-solicitation obligations to a Group Company or to any other Persons, including former employers, or (b) obligated under any contracts, or subject to any Governmental Order, that would interfere with the use of his or her best efforts to promote the interests of the Group Companies or that would conflict with the business of such Group Company as presently conducted.

SECTION 4.04 Consents and Permits.

No Founder or Xumao is or has been in violation in any material respect of any applicable statute, rule, regulation, order or restriction of any domestic or foreign government or any instrumentality or agency thereof in connection with the operations of the Group Companies or their respective ownership in the Group Companies. All Consents which are required to be obtained or made by the Founder or Xumao in connection with the consummation of the transactions contemplated under the Transaction Documents and in connection with the Restructuring shall have been obtained or made prior to and shall be fully effective as of the Closing.

SECTION 4.05 Certain Additional Matters re Xumao.

The registered capital of Xumao has been fully paid up in accordance with the schedule of payment stipulated in its respective articles of association, approval document, certificate of approval and legal person business license and in compliance with applicable PRC laws and regulations, and there is no outstanding capital contribution commitment. Except otherwise contemplated in connection with the Restructuring, there are no outstanding rights, or commitments made by Xumao, or any shareholder of Xumao to sell any of its direct or indirect equity interest in InnoLight SZ. Any change in the capital or equity interest of Xumao since its incorporation has complied with all the then applicable PRC laws and regulations. All consents, approvals, authorizations or licenses required under applicable PRC laws and regulations which are necessary for the ownership by the respective shareholder(s) of Xumao of the equity interest in Xumao have been duly obtained and are in full force and effect.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE INVESTORS

Each Investor hereby, severally and not jointly, represents and warrants to the Company as follows:

SECTION 5.01 Authorization.

The Investor has all requisite power, authority and capacity to enter into this Agreement and the Shareholders Agreement, and to perform its obligations under this Agreement and the Shareholders Agreement. This Agreement has been duly authorized, executed and delivered by such Investor. This Agreement and the Shareholders Agreement, when executed and delivered by such Investor, will constitute valid and legally binding obligations of such Investor, subject, as to enforcement of remedies, to applicable bankruptcy, insolvency, moratorium, reorganization and similar laws affecting creditors’ rights generally and to general equitable principles.

SECTION 5.02 Purchase for Own Account.

The Purchased Shares and the Conversion Shares will be acquired for the Investor’s own account, not as a nominee or agent, and not with a view to or in connection with the sale or distribution of any part thereof.

SECTION 5.03 Restricted Securities.

The Investor understands that the Purchased Shares have not been, and will not be, registered under the Act, by reason of a specific exemption from the registration provisions of the Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Investor’s representations as expressed herein. The Investor understands that the Purchased Shares are “restricted securities” under applicable U.S. federal and state securities laws and that, pursuant to these laws, the Investor must hold the Purchased Shares indefinitely unless they are registered with the Securities and Exchange Commission and qualified by state authorities, or an exemption from such registration and qualification requirements is available. The Investor acknowledges that the Company has no obligation to register or qualify the Purchased Shares, or the Conversion Shares, for resale except as set forth in the Shareholders Agreement. The Investor further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the Purchased Shares, and on requirements relating to the Company which are outside of the Investor’s control, and which the Company is under no obligation and may not be able to satisfy.

SECTION 5.04 No Public Market.

The Investor understands that no public market now exists for the Purchased Shares, and that the Company has made no assurances that a public market will ever exist for the Purchased Shares.

SECTION 5.05 Legends.

The Purchaser understands that the Purchased Shares and any securities issued in respect of or exchange for the Purchased Shares, may be notated with one or all of the following legends, in addition to any legend that may be required under the Transaction Documents:

“THE SHARES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH TRANSFER MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933.”

SECTION 5.06 Status of Investor.

The Investor is either (i) an “accredited investor” within the meaning of the U.S. Securities and Exchange Commission Rule 501 of Regulation D, as presently in effect, under the Act, or (ii) not a “U.S. person” as defined in Rule 902 of Regulation S of the Act.

SECTION 5.07 Exculpation Among Investors

The Investor acknowledges that it is not relying upon any Person, other than the Company and its officers and directors, in making its investment or decision to invest in the Company.

SECTION 5.08 Consent to Promissory Note Conversion and Termination.

Each Investor, to the extent that such Investor, as set forth on the Schedule of Investors attached as Schedule A, is a holder of any promissory note of the Company being converted and/or cancelled in consideration of the issuance hereunder of Purchased Shares to such Investor, hereby agrees that the entire amount owed to such Investor under such note is being tendered to the Company in exchange for the applicable Purchased Shares set forth on the Schedule A, and effective upon the Closing, without any further action required by the Company or such Investor, such note and all obligations set forth therein shall be immediately deemed repaid in full and terminated in their entirety, including, but not limited to, any security interest effected therein.

ARTICLE VI

PRE-CLOSING COVENANTS

The Warrantors, hereby jointly and severally covenant to the Investors as follows:

SECTION 6.01 Conduct of the Company.

Except for matters expressly contemplated and required by the Transaction Documents or as otherwise consented to in advance by the Investors, from the date hereof until the earlier of termination of this Agreement or the date of the Closing, the Company shall, and shall cause each of the other Group Companies to, conduct its business in the ordinary course of business and use its reasonable best efforts to (i) preserve intact its present business organization, (ii) maintain in effect all of its authorizations or permits from governmental or regulatory authorities necessary to conduct its business in the ordinary course of business, (iii) keep available the services of its directors, officers and Key Employees, and (iv) maintain satisfactory relationships with its key material customers, material suppliers and others having material business relationships with it. Without limiting the generality of the foregoing, except for matters expressly contemplated by this Agreement or the Restructuring in accordance with the Restructuring Plan or as otherwise consented to in advance by the Investors (which consent will not unreasonably be withheld), the Company shall not, and shall not permit any of the other Group Companies to carry out any of the following actions:

(a) any amendment, alteration, or repeal of any provision of the Restated Articles or other constitutional documents of any Group Company;

(b) any increase or decrease in the authorized number of Preferred Shares or Ordinary Shares or any amendment or variation of any rights, preferences, privilege or protection of the Series C Preferred Shares;

(c) any authorization, designation or issuance, whether by reclassification or otherwise, of any new class or series of shares or any other equity or debt securities convertible into equity securities of the Company ranking on a parity with or senior to the Series C Preferred Shares in right of redemption, liquidation preference, voting or dividends or any increase in the authorized or designated number of any such new class or series;

(d) any authorization or issuance of any Ordinary Shares or options or warrants therefore other than pursuant to an ESOP or equity plan approved by the Board;

(e) any redemption or repurchase with respect to Ordinary Shares (excluding shares repurchased upon termination of an employee or consultant pursuant to any restricted share purchase agreement) or Preferred Shares;

(f) any agreement by any Group Company or its shareholders regarding an asset transfer outside the ordinary course of business, license of intellectual property out of the ordinary course of business, acquisition or a Liquidation Event (as defined in the Restated Articles attached hereto);

(g) any action that results in the payment or declaration of a dividend or other distribution on any Ordinary Shares or Preferred Shares;

(h) any voluntary dissolution or liquidation of any Group Company or any reclassification or recapitalization of the outstanding capital stock of any Group Company;

(i) any increase or decrease in the authorized number of or method of selecting members of the Board;

(j) any borrowings, loans or guarantees in excess of US$1,000,000 outside of the annual budget and operating plan attached hereto as Exhibit H, provided that such action shall be permitted if approved by at least one of the Investors;

(k) any interested party transaction other than commercial transactions with Series C Preferred Shareholders or their affiliates and other than transactions contemplated by the Restructuring unless approved by the Board (including a disinterested majority of directors);

(l) any action or transaction that would adversely impact the Restructuring or other material change in the offshore and onshore structure of the Group Companies;

(m) any capital commitment or expenditure in excess of US$1,000,000 outside of the annual budget and operating plan attached as Exhibit H, provided that such action shall be permitted if approved by at least one of the Investors;

(n) hiring or terminating any officers, or financial controller, or materially changing the terms of employment (including a change in the overall compensation package in excess of 20% over twelve months);

(o) any material amendment of the annual budget and operating plan attached as Exhibit H, provided that such amendment shall be permitted if approved by at least one of the Investors;

(p) entering into any joint venture, material alliance or exclusive license with respect to any material Company Owned IP;

(q) any change of the size of the ESOP or other employee benefit plan;

(r) appointment and change of the auditors and any material change in accounting policies, procedures or internal control over financial reporting; and

(s) authorize, resolve, commit or agree to do any of the things described in this SECTION 6.01.

SECTION 6.02 Business of the Company and the InnoLight HK.

The business of the Company shall be restricted to the holding of shares or equity interest in InnoLight HK.

SECTION 6.03 Employment Agreement and Confidentiality, Non-Competition and Intellectual Property Rights Agreement.

The Group Companies shall cause their Key Employees and the Founder to enter into employment agreements and confidentiality, non-competition and intellectual property rights agreements that are compliant with applicable laws and in form and substance satisfactory to the Investors. The Group Companies shall further use commercially reasonable efforts to cause all of their respective future key employees to enter into its standard form employment agreement and confidentiality, non-competition and intellectual property rights agreement.

SECTION 6.04 Restructuring.

The Group Companies, Xumao and the Founder shall not take any action that would adversely impact the completion of the Restructuring. The Group Companies shall, and Xumao and the Founder shall use their reasonable best efforts to, cause the Group Companies to be restructured in accordance with the Restructuring Plan so that after such Restructuring, all of the existing shareholders of InnoLight SZ as of the date hereof will become holders of shares of the Company, and InnoLight SZ will become a wholly owned subsidiary of InnoLight HK, except that the parties hereto acknowledge that the sale of the equity interest in InnoLight SZ held by China-Singapore Industrial Park Ventures (“Zhongxin Suzhou”) and/or the exchange of the same for shares of the Company in accordance with the Restructuring may not be completed prior to the Closing.

SECTION 6.05 Notices of Certain Matters.

Prior to the Closing, (i) the Company shall give prompt written notice to the Investor of the occurrence or non-occurrence of any event known to the Company the occurrence or non-occurrence of which would reasonably be expected to cause any representation or warranty contained in ARTICLE III to be materially untrue, or of the failure of the Company to comply with or satisfy any covenant or agreement under this Agreement, (ii) the Investor shall give prompt written notice to the Company of the occurrence or non-occurrence of any event known to the Purchaser the occurrence or non-occurrence of which would reasonably be expected to cause any representation or warranty contained in ARTICLE IV to be materially untrue, or of the failure of the Investor to comply with or satisfy any covenant or agreement under this Agreement, and (iii) the Founder and Xumao, as the case may be, shall give prompt written notice to the Investor of the occurrence or non-occurrence of any event known to the Founder or Xumao, as applicable, the occurrence or non-occurrence of which would reasonably be expected to cause any representation or warranty contained in ARTICLE III to be materially untrue, or of the failure of the Founder or Xumao, as applicable, to comply with or satisfy any covenant or agreement under this Agreement; provided that the delivery of any notice pursuant to this SECTION 6.05 shall not limit or otherwise affect the remedies available hereunder to the party receiving that notice.

SECTION 6.06 Access and Information.

From the date hereof until the Closing, the Company shall permit the Investors, or any representative thereof, at the Investors’ own expense, to (a) visit and inspect the properties of the Group Companies, (b) inspect the contracts, books of account, records, ledgers, and other documents and data of the Group Companies, (c) discuss the business, affairs, finances and accounts of the Group Companies with officers and employees of the Group Companies, and (d) review such other information as the Investors reasonably request, in each case during normal business hours and in such a manner so as not to unreasonably interfere with the normal operations of the Group Companies. No information or knowledge obtained pursuant to this SECTION 6.06 or otherwise by the Investor in connection with its due diligence will affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the transactions contemplated hereunder.

SECTION 6.07 Reasonable Best Efforts to Complete.

Subject to the terms and conditions of this Agreement, each of the Founder and the Group Companies will use their respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable laws to consummate the transactions contemplated by this Agreement, including (i) preparing and filing as promptly as practicable with any governmental or regulatory authority or other third party all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents and (ii) obtaining and maintaining all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any governmental or regulatory authority or other third party that are necessary, proper or advisable to consummate the transactions contemplated by this Agreement. The Group Companies, Xumao, the Founder and the Investors shall cooperate with one another (i) in determining whether any action by or in respect of, or filing with, any governmental or regulatory authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement and (ii) in taking such actions or making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such actions, consents, approvals or waivers.

SECTION 6.08 Exclusivity.

Except for the discussion with any future investors as consented by the Investors in writing, from the date hereof through the earlier of (a) the Closing and (b) the termination of this Agreement pursuant to SECTION 10.17, the Company and each of the other Group Companies will not and will cause their officers, directors, Affiliates and other representatives not to, directly or indirectly, (i) solicit, initiate or encourage the submission of any proposal or offer from any Person or entity relating to the acquisition of any shares, or any substantial portion of the assets of the Company (including any acquisition structured as a merger, consolidation, share exchange, tender offer or otherwise), or any other reorganization, recapitalization or similar transaction involving any Group Company or its assets other than the transactions contemplated by the Transaction Documents and the Restructuring in accordance with the Restructuring Plan, or (ii) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate or encourage in any other manner any effort or attempt by any Person or entity to do or seek any of the foregoing. The Company shall notify the investor promptly if any Person or entity makes any proposal, offer, inquiry or contact with respect to any of the foregoing, including a description of the proposed transaction and the identity of the Person or entity.

SECTION 6.09 Loans by the Investors.

Within ten (10) Business Days after the date hereof, subject to the terms and conditions of a convertible promissory note purchase agreement on terms mutually acceptable to the Company and the Investors, the Company shall issue US$5.0 million in convertible notes (the “Notes”) to the Investors in accordance with such convertible note purchase agreement. The Notes shall have a term of six (6) months (or such other term as may be mutually agreed between the Company and the Investors) and the purchase price actually paid by the Investors for the Notes shall be credited against the Purchase Price at the Closing. If the Restructuring could not be completed within six (6) months after the date of issuance of the Notes (or during such longer period as may be approved by the Investors), at the election of the Investors, the Company shall either (i) repay to the Investors the US$5.0 million principal amount of the Notes plus 8% per annum interest accrued thereon, or (ii) allow the Investors to invest in InnoLight SZ (or another Group Company, as determined by the Investors) up to an aggregate of US$38.0 million (including the US$5.0 million Notes) at the same valuation and on substantially the same terms as those set forth herein, such that the Investors shall have substantially the same economic value as if the Closing would have occurred in accordance with the terms hereof and such Investors would have invested in the Company on the terms set forth herein.

SECTION 6.10 Pre-Closing Compliance

Prior to the Closing, the Founder and Xumao shall comply in all material respects with all applicable laws and regulations in the PRC, including without limitation labor and tax laws and regulations, in connection with the operations of the Group Companies and the Restructuring. Prior to the Closing, the Founder and Xumao shall use its reasonable best efforts to cause all shareholders of each Group Company and Xumao, and any successor entity or controlled affiliate of any Group Company to, timely complete all required registrations and other procedures with applicable governmental authorities (including without limitation SAFE) as and when required by applicable laws and regulations, including without limitation all actions that may be required in connection with the Restructuring and the transactions contemplated by the Transaction Documents.

SECTION 6.11 Additional Covenants.

Except as required by this Agreement or otherwise as may be required in connection with the Restructuring, no resolution of the directors, owners, members, partners or shareholders of any of the Group Companies, or of Xumao, shall be passed, nor shall any contract or commitment be entered into, in each case, prior to the Closing without the prior written consent of the Investors, except that the Group Companies and Xumao may carry on their respective business in the same manner as heretofore and may pass resolutions or enter into contracts for so long as they are effected in the ordinary course of business.

If at any time before the Closing, any of the Warrantors or the Founder comes to know of any material fact or event which:

(a) is in any way materially inconsistent with any of the representations and warranties given by each Warrantor, and/or

(b) suggests that any material fact warranted may not be as warranted or may be materially misleading, such Warrantor shall give immediate written notice thereof to the Investors in which event the Investors may within five (5) Business Days of receiving such notice terminate this Agreement by written notice without any penalty whatsoever and without prejudice to any rights that the Investors may have under this Agreement or applicable law. If this Agreement is terminated in the event of (a) or (b) above or otherwise under the circumstances set forth in Section 10.18, the Investors expenses shall be paid in accordance with and subject to the limitations set forth in Section 10.18.

ARTICLE VII

OTHER COVENANTS

SECTION 7.01 Equity Compensation.

The Company shall not directly or indirectly issue Ordinary Shares, share options or other forms of equity of the Company to employees, directors, officers or consultants except in accordance with the ESOP approved either by the Compensation Committee of the Board of Directors of the Company (the “Compensation Committee”), the establishment of which shall be approved by the Board of Directors, including the affirmative vote by at least one (1) Investor Director (as defined in SECTION 8.07 below) and at least one (1) of the Junior Preferred Directors (as defined in the Articles), or in the event that the Compensation Committee has not been established, by the Board of Directors (including the affirmative vote by at least one (1) Investor Director and at least one (1) Junior Preferred Director). Subject to the discretion of the Board of Directors, including the affirmative vote by at least one (1) Investor Director and at least one (1) Junior Preferred Director, shares issued after the date of the Closing to employees, directors and consultants pursuant to the Company’s employee stock option plan shall be subject to four-year vesting, with 25% of the shares vested upon the first anniversary of the commencement date of the employment of such employee and the remaining shares subject to monthly vesting thereafter in equal installments over the next three years. If the Board allows an option holder to exercise an option prior to full vesting, the unvested shares shall be subject to a repurchase option in favor of the Company which shall provide that upon termination of employment with or without cause, the Company may repurchase, at cost, any unvested shares held by such shareholder. Any option grants will require approval of the Board of Directors (including the affirmative vote by at least one (1) Investor Director).

SECTION 7.02 Board of Directors.

The Company shall hold meetings of the Board at least every three (3) months. The board of directors of the PRC Company shall be constituted or re-constituted in a way so that it shall have the same number of directors as the Company, and the Investors shall be entitled to appoint the same number of directors to the PRC Company as they are entitled to appoint to the Company.

SECTION 7.03 Regulatory Compliance.

Each Group Company shall comply in all material respects with all applicable laws and regulations in the PRC, including without limitation tax and labor laws and regulations and those pertaining to income tax, value added tax, business tax, welfare funds, social benefits, medical benefits, insurance, retirement benefits, and pensions, in connection with the operations of the Group Companies. Each Warrantor shall use its reasonable best efforts to cause all shareholders of each Group Company and Xumao, and any successor entity or controlled affiliate of any Group Company to, timely complete all required registrations and other procedures with applicable governmental authorities (including without limitation SAFE) as and when required by applicable laws and regulations. The Warrantors shall ensure that, each entity described above and its respective shareholders are in compliance with such requirements and that there is no barrier to repatriation of profits, dividends and other distributions from the PRC Company (or any successor entity) to the Company.

SECTION 7.04 Filing of Restated Articles.

Within three (3) business days following the Closing, the Restated Articles together with the special or written shareholders resolutions on approving its adoption shall have been duly filed with the Registrar of Companies in the Cayman Islands.

SECTION 7.05 D&O Insurance.

The Company shall obtain directors’ and officers’ insurance at such time as may be reasonably requested by any Investor Director, with terms and policy limits and reasonable pricing satisfactory to the Board of Directors, including at least one of the Investor Directors and at least one of the Junior Preferred Directors.

SECTION 7.06 Registration under Circular 75.

As soon as possible but in no event shall be later than ten (10) day after the Closing, each of the direct or indirect shareholders of the Company, who is a PRC resident, shall apply to the applicable foreign exchange authority in the PRC for the change registration with respect to the transactions contemplated herein and any previous shareholding changes of the Company or InnoLight SZ (if applicable) pursuant to the Circular 75 and shall use its reasonable best efforts to complete such change registration by no later than February 28, 2015 so that following completion of the change registrations such direct and indirect shareholders of the Company shall be fully compliant with Circular 75 and all other applicable SAFE rules and regulations.

SECTION 7.07 Fulfillment of Certain Obligations under the Land Grant Contract

InnoLight SZ shall duly fulfill all of its obligations under the land use right grant contract entered into with Suzhou Industrial Park Land Bureau on December 31, 2013, including but not limited to (i) obtaining a construction project planning permit and a construction project commencement permit ( ) from the Planning and Construction Bureau of Suzhou Industrial Park for the contemplated construction project on its self-owned land plot (state-owned land use right certificate number : Su Gong Yuan Guo Yong (2014) No. 00024) the (“Land Plot”) and starting such construction project by no later than December 31, 2014; and (ii) completing the construction project on the Land Plot and all the approval, registration and filing formalities in respect of the completion and inspection of such construction project in compliance with the applicable laws and regulations by no later than December 30, 2016.

SECTION 7.08 Social Contribution Indemnity.

The Warrantors hereby undertake to indemnify and keep the Investors harmless against any loss that the Investor may suffer as a result of any shortfall in the statutory contributions to social insurance benefits and housing provident fund by any Group Company if the actual amount of such loss is more than the amount reserved by the Group Companies as reflected in its financial statements for the period ended March 31, 2014.

SECTION 7.09 Use of Investors’ Name or Logo.

Without the prior written consent of the Investors, and whether or not the Investors are then the shareholders of the Company, none of the Group Companies, their shareholders (excluding the Investors) nor the Founder shall use, publish or reproduce the names of the Investors or any similar names, trademarks or logos in any of their marketing, advertising or promotion materials or otherwise for any marketing, advertising or promotional purposes, except for the fact of the equity investments and shareholding in the Group Companies by the Investors (and in any such case shall not disclose the aggregate or individual investment amounts, pricing or ownership percentage, or any of the term of this Agreement, the Shareholders Agreement or any of the Transaction Documents).

SECTION 7.10 Availability of Shares.

The Company hereby covenants that at all times there shall be made available, free of any Encumbrances, for issuance and delivery upon conversion of the Purchased Shares, such number of Ordinary Shares or other shares in the share capital of the Company as are from time to time issuable upon conversion of the Purchased Shares from time to time, and will take all steps necessary to increase its authorized share capital to provide for sufficient number of Ordinary Shares issuable upon conversion of the Purchased Shares.

SECTION 7.11 Approval of Flexible Working Hours System

Promptly following and in no event more than thirty (30 days following the Closing, InnoLight SZ shall have applied for and obtained the approval from the Suzhou Labor Bureau with respect to the adoption of the flexible working hours systems.

SECTION 7.12 Payment of PRC Taxes; Agreement to Repay Loans

Within ten (10) Business Days following the Closing, the management team, Xumao and any other shareholders of the PRC Company who has any PRC tax liability in connection with the Restructuring shall make appropriate tax filing with the relevant PRC tax authority with respect to the Restructuring and shall have paid (or otherwise agreed to pay in a manner satisfactory to the Investors) its PRC tax liability related to the Restructuring. To the extent that any loan is extended by the Company to the management team to facilitate payment of such PRC taxes, each such loan shall be due and payable upon the earlier of (i) September 30, 2015, or (ii) the filing of an initial registered public offering of securities of the Company in the United States or another jurisdiction.

ARTICLE VIII

CONDITIONS TO THE INVESTORS’ OBLIGATIONS AT CLOSING

The obligation of each Investor to purchase the Purchased Shares at the Closing is subject to the fulfillment, in a form satisfactory to each of the Investors (or waiver thereof by each of the Investors) on or prior to the Closing, of the following conditions:

SECTION 8.01 Representations and Warranties True and Correct.

The representations and warranties made by the Warrantors in ARTICLE III hereof and the representations and warranties made by the Founder in ARTICLE IV (i) that are not qualified by “materiality” or “Material Adverse Effect” or terms of similar impact shall be true and correct and complete in all material respects when made, and shall be true and correct and complete in all material respects as of the Closing with the same force and effect as if they had been made on and as of such date (except to the extent that any such representations and warranties shall have been expressly made as of an earlier date, in which case such representations and warranties shall have been true, correct and complete only as of such earlier date), subject to changes contemplated by this Agreement; and (ii) that are qualified by “Material” or “Material Adverse Effect” or terms of similar impact shall be true and correct and complete when made, and shall be true and correct and complete as of the Closing with the same force and effect as if they have been made on and as of such date and (except to the extent that any such representations and warranties shall have been expressly made as of an earlier date, in which case such representations and warranties shall have been true, correct and complete only as such earlier date, subject to changes contemplated by the Agreement.

SECTION 8.02 Performance of Obligations.

Each Warrantor shall have performed and complied in all material respects with all agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before the Closing.

SECTION 8.03 Proceedings and Documents.

All corporate and other proceedings in connection with the transactions contemplated hereby and all documents and instruments incident to such transactions shall be satisfactory in substance and form to the Investors, and the Investors shall have received all such counterpart originals or certified or other copies of such documents as they may reasonably request.

SECTION 8.04 Approvals, Consents and Waivers.

Each Group Company shall have obtained any and all approvals, consents and waivers necessary for consummation of the transactions contemplated by this Agreement, including, but not limited to, (i) all permits, authorizations, approvals, consents or permits of any governmental authority or regulatory body, and (ii) the waiver by the existing shareholders of the Company of any anti-dilution rights, rights of first refusal, preemptive rights and all similar rights in connection with the issuance of the Purchased Shares at the Closing.

SECTION 8.05 Amendment to Constitutional Documents.

The Restated Articles shall have been duly adopted by the Company by all necessary corporate action of its Board of Directors and its shareholders.

SECTION 8.06 Register of Members.

Each Investor shall have received a certified copy of the Company’s register of members, certified by the registered agent of the Company as true and complete as of the date of the Closing, updated to show such Investor as the holder of the Purchased Shares purchased by such Investor hereunder as of the Closing.

SECTION 8.07 Appointment of Directors.

The Company’s Restated Articles shall provide that the Board of Directors shall consist of individuals elected or appointed in accordance with the Shareholders Agreement and the Restated Articles, among which, one (1) shall be appointed by the LSP (the “LSP Director”), and one (1) shall be appointed by Google (the “Google Director”, together with the LSP Director, the “Investor Directors”). The Investors shall have received a copy of the Company’s register of directors, certified by a director of the Company as true and complete as of the date of the Closing, updated to show the individuals appointed by the Investors in accordance with the Shareholders Agreement and the Restated Articles as director(s) of the Company. Each of LSP and Google shall have the right to appoint one observer to the Board. Unless otherwise waived by LSP and Google, each Group Company shall have the same board composition as that of the Board of Directors of the Company (the “Subsidiary Board”) and LSP and Google shall each have the right to appoint one representative to each Subsidiary Board.

SECTION 8.08 Opinion of Company Counsel.

The Company shall have received from the PRC counsel to the Company a PRC legal opinion and from the Cayman counsel to the Company a Cayman legal opinion, each addressed to the Investors, dated as of the date of the Closing and in the form and substance satisfactory to the Investors.

SECTION 8.09 Execution of Shareholders Agreement.

The Company shall have delivered to the Investors the Shareholders Agreement, duly executed by the Company and all other applicable Group Companies and all other parties thereto (except for the Investors).

SECTION 8.10 Indemnification Agreements.

The Company shall have entered into an Indemnification Agreement with each of the Investors and Investor Directors and in a form satisfactory to the Investors.

SECTION 8.11 Management Rights Letter.

The Company shall have provided a management rights letter to each of the Investors in a form satisfactory to the Investors.

SECTION 8.12 Employment Agreement and Confidentiality, Non-Competition and Intellectual Property Rights Agreement.

The Founder and each Key Employee of the Group Companies shall have entered into an employment agreement, and a confidentiality, non-competition, non-solicitation, and intellectual property rights agreement, each in a form and substance satisfactory to the Investors and the Company shall have delivered to the Investors copies of the same.

SECTION 8.13 Restructuring Plan; Compliance.

Each of the Group Companies the Founder and Xumao shall have completed all the items in the Restructuring Plan on terms satisfactory to the Investors, and shall deliver evidence satisfactory to the Investors that such items have been completed, except that the Investors acknowledge that the sale of the equity interest in InnoLight SZ held by Zhongxin Suzhou and/or the exchange of the same for shares of the Company in accordance with the Restructuring may not be completed prior to the Closing. Each of the Group Companies and the Founder shall have complied with any applicable laws and successfully completed any registration or other legal requirements with relevant governmental agencies in connection with the Restructuring and the issuance of the Series C Preferred Shares, including satisfaction of all applicable requirements of Circular 75 (except with respect to the Circular 75 change registrations as set forth in Section 7.08 that the Investors have agreed may be completed following the Closing), compliance with all applicable rules of the PRC Ministry of Commerce, appropriate filings with all applicable governmental and tax authorities, compliance with structural, economic consolidation and other ownership requirements under the laws of all applicable jurisdictions and international accounting rules, and compliance with all relevant employment laws, including those relating to social security and other obligations of any Group Company.

SECTION 8.14 Closing Certificate.

The chief executive officer of the Company shall have executed and delivered to the Investors at the Closing a certificate dated as of the Closing certifying that (i) the conditions specified in this ARTICLE VIII have been fulfilled as of the Closing, (ii) all corporate and other proceedings in connection with the transactions to be completed at the Closing and all documents incident thereto, including without limitation written approval from all of the then current holders of equity interests of each Group Company, as applicable, with respect to this Agreement and the other Transaction Documents and the Ancillary Agreements, shall have been completed, and each Group Company shall have delivered to the Investors all such counterpart copies of such documents as the Investors may reasonably request, (iii) there shall have been no material adverse change in the business, affairs, prospects, operations, properties assets, or conditions of the Group Companies since the date of this Agreement, and (iv) attaching thereto (a) the Constitutional Documents of the Group Companies as then in effect, (b) copies of all resolutions approved by the shareholders and boards of directors of each Group Company related to the transactions contemplated hereby, and (c) the good standing certificate with respect to the Company from the Registrar of Companies in the Cayman Islands dated no more than ten (10) days prior to the Closing, and with respect to the Group Companies which are incorporated under the laws of the PRC, the business licenses of such entity.

SECTION 8.15 Budget and Audit Report.

The Company shall have approved the Budget and Operating Plan as set forth in Exhibit H hereto. The Investors shall have received draft financial statements reviewed by PricewaterhouseCoopers with respect to the financial statements of the Group Companies for the four months ended April 30, 2014 satisfactory to the Investors.

SECTION 8.16 RESERVED.

SECTION 8.17 Waiver of Certain Rights

Each of the shareholders of the Company immediately prior to the Closing shall have waived all of its rights under and terminated the most favored nation clauses contained in any prior agreement entered into by such shareholder or any of its affiliates, InnoLight SZ and certain other parties, if applicable.

SECTION 8.18 Settlement of Dispute with Fourte

Prior to the Closing, the Company shall have completed a settlement agreement for the patent infringement lawsuit with Fourte Design & Development, LLC in a manner and with financial terms satisfactory to the Investors, and delivered to the Investors all the necessary documentation evidencing such settlement.

SECTION 8.19 Settlement of Certain Other Disputes; No Pending Claims

The Group Companies and the other parties thereto shall have complied with the settlement agreement for the patent infringement lawsuits with Finisar Corporation with respect to the patents numbered ZL02807851.9 and ZL200610149558.1 and such settlement agreements shall be in full force and effect as of the Closing. Any related patent license agreements shall be in full force and effect as of the Closing and there shall have been no threatened breach or non-performance of any provision of such settlement agreements or patent license agreements by any party thereto or any other pending allegation or claim against any of the Group Companies related to such matters or the parties thereto.

There shall be no pending (or threatened in writing) material patent or other intellectual property infringement claims as of the Closing.

SECTION 8.20 Updated Disclosure Schedule

The Company shall have delivered an updated Disclosure Schedule dated as of the date of the Closing to the Investors in a form satisfactory to the Investors.

SECTION 8.21 No Material Adverse Effect.

There shall have been no Material Adverse Effect since the date of this Agreement.

ARTICLE IX

CONDITIONS TO THE COMPANY’S OBLIGATIONS AT THE CLOSING

The obligations of the Company under this Agreement at the Closing with respect to the Investors are subject to the fulfillment, on or prior to the Closing of the following conditions:

SECTION 9.01 Representations and Warranties.

The representations and warranties of the Investors contained in ARTICLE IV hereof shall be true and correct as of the Closing.

SECTION 9.02 Payment of Purchase Price.

The Investors shall have delivered to the Company the Purchase Price in accordance with SECTION 1.02.

SECTION 9.03 Execution of Transaction Documents.

The Investors shall have executed and delivered to the Company the Transaction Documents to which they are parties.

ARTICLE X

MISCELLANEOUS

SECTION 10.01 Indemnity.

Each Warrantor shall, jointly and severally, indemnify the Investors against any reduction in value of the Company’s or the Group Companies’ assets, any increase in their liabilities, any dilution of the Investors’ interests in the Company or any diminution in the value of the Investors’ interests in the Company, or any other loss, damage, disbursement, expense, obligation, penalty, suit, judgment, or settlement, including without limitation, reasonable legal, accounting and other professional fees and expenses incurred in the investigation, collection, prosecution and defense of claims and amounts paid in settlement and taxes payable by such Investor by reason of the indemnification (the “Indemnifiable Loss”) as a result of (i) any material breach or violation of any representation or warranty made by any Warrantor; and (ii) any material breach by any Warrantor of any covenant or agreement contained herein or in any other Transaction Document. Notwithstanding anything contained in the Disclosure Schedule, each Warrantor shall jointly and severally indemnify at all times and hold harmless each Investor from and against any Indemnifiable Losses attributable to (x) any taxes of any Group Company not reflected in the Financial Statements for all taxable periods ending on or before the Closing (y) all liability for any taxes of any other person imposed by any governmental authority on any Group Company as a transferee, successor, withholding agent, or accomplice in connection with an event or transaction occurring before the Closing not reflected in the Financial Statements or otherwise in connection with the Restructuring, and (z) all liability for taxes attributable to any misrepresentation or breach of warranty made in SECTION 3.17 of this Agreement. If the Investors believe that they have a claim that may give rise to an indemnity obligation hereunder, it shall promptly notify the Warrantor stating specifically the basis on which such claim is being made, the material facts related thereto, and the amount of the claim asserted. For purposes hereof, notice delivered to the Warrantor’s at the Company’s address pursuant to SECTION 10.07 shall constitute effective notice to all Warrantors.

SECTION 10.02 Calculation of Losses.

Each of the Warrantors and the Founder agrees that in assessing the amount of damages for a breach of representations and warranties, covenants and agreements under this Agreement, as applicable, there shall be taken into account that: (i) in calculating the loss or damage that the Investors may suffer as a result of any claim made by the Investors under this Agreement, any payment made by the Company to reimburse the Investors for their losses, as applicable, will in itself diminish the value of the Investors’ investment in the Company and, accordingly, such payment should be taken into account as applicable in calculating the Investors’ loss or damage; and (ii) the Investors shall be entitled to be compensated for, but not limited to, the decrease in value (including loss of bargain) of all Series C Preferred Shares or Ordinary Shares arising from conversion thereof held by the Investors as a result of any inaccuracy or breach of representations and warranties, covenants and agreements or breach of any other provision of this Agreement, as applicable. The aggregate amount payable by the Warrantors or any other party hereto to the Investors for indemnification under SECTION 10.01 of the Agreement shall not exceed the Purchase Price.

SECTION 10.03 Governing Law.

This Agreement shall be governed by and construed exclusively in accordance with the laws of New York without regard to principles of conflicts of law thereunder.

SECTION 10.04 Survival.

The representations, warranties, covenants and agreements made herein shall survive any investigation made by any party hereto and the Closing.

SECTION 10.05 Successors and Assigns.

Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto whose rights or obligations hereunder are affected by such provisions. Notwithstanding anything contrary in this Agreement, this Agreement and the rights and obligations herein may be assigned or transferred by each Investor to (A) its partners or former partners in accordance with partnership interests, (B) a wholly-owned subsidiary or a parent corporation that owns all of the capital stock of such Investor, (C) its members or former members in accordance with their interest in the limited liability company, or (D) any of its Affiliates; provided that in each case the transferee will agree by executing a Deed of Adherence in the form attached hereto as Exhibit F to be subject to the terms of this Agreement to the same extent as if it were an original Investor hereunder. For purposes of this SECTION 10.05, “Affiliate” shall mean, in respect of a Person, any other Person that, directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such Person, and (a) in the case of a natural Person, shall include, without limitation, such Person’s spouse, parents, children, siblings, mother-in-law and father-in-law and brothers and sisters-in-law, (b) in the case of any Investor, shall include any Person who holds shares as a nominee for such Investor, and (c) in respect of any Investor, shall also include (i) any shareholder of such Investor, (ii) any entity or individual which has a direct and indirect interest in such Investor (including, if applicable, any general partner or limited partner) or any fund manager thereof; (iii) any Person that directly or indirectly Controls, is Controlled by, under common Control with, or is managed by such Investor, its shareholder, the general partner or the fund manager of such Investor or its shareholder, (iv) the relatives of any individual referred to in (ii) above, and (v) any trust Controlled by or held for the benefit of such individuals. “Person” shall mean any individual, corporation, partnership, limited partnership, proprietorship, association, limited liability company, firm, trust, estate or other enterprise or entity. “Control” shall mean the power or authority, whether exercised or not, to direct the business, management and policies of a Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; provided, that such power or authority shall conclusively be presumed to exist upon possession of beneficial ownership or power to direct the vote of more than fifty percent (50%) of the votes entitled to be cast at a meeting of the members or shareholders of such Person or power to control the composition of a majority of the board of directors of such Person. The terms “Controlled” and “Controlling” have meanings correlative to the foregoing. For the avoidance of doubt, no Investor shall be deemed to be an Affiliate of the Company.

SECTION 10.06 Entire Agreement.

This Agreement, the Shareholders Agreement, any Ancillary Agreements, and the schedules and exhibits hereto and thereto, which are hereby expressly incorporated herein by this reference constitute the entire understanding and agreement between the parties with regard to the subjects hereof and thereof; provided, however, that nothing in this Agreement or related agreements shall be deemed to terminate or supersede the provisions of any confidentiality and nondisclosure agreements executed by the parties hereto prior to the date hereof, which agreements shall continue in full force and effect until terminated in accordance with their respective terms.

SECTION 10.07 Notices.

Except as may be otherwise provided herein, all notices, requests, waivers and other communications made pursuant to this Agreement shall be in writing and shall be conclusively deemed to have been duly given (a) when hand delivered to the other party, upon delivery; (b) when sent by facsimile at the number set forth in Exhibit G hereto, upon receipt of confirmation of error-free transmission; (c) seven (7) business days after deposit in the mail as air mail or certified mail, receipt requested, postage prepaid and addressed to the other party as set forth in Exhibit G; or (d) three (3) business days after deposit with an overnight delivery service, postage prepaid, addressed to the parties as set forth in Exhibit G with next business day delivery guaranteed, provided that the sending party receives a confirmation of delivery from the delivery service provider.

Each person making a communication hereunder by facsimile shall promptly confirm by telephone to the person to whom such communication was addressed each communication made by it by facsimile pursuant hereto but the absence of such confirmation shall not affect the validity of any such communication. A party may change or supplement the addresses given above, or designate additional addresses, for purposes of this SECTION 10.07 by giving, the other parties written notice of the new address in the manner set forth above.

SECTION 10.08 Amendments.

Any term of this Agreement may be amended only with the written consent of the Company and each of the Investors.

SECTION 10.09 Delays or Omissions.

No delay or omission to exercise any right, power or remedy accruing to any Warrantor or Investor, upon any breach or default of any party hereto under this Agreement, shall impair any such right, power or remedy of such Warrantor or Investor, nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of any similar breach of default thereafter occurring; nor shall any waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any Warrantor or Investor of any breach of default under this Agreement or any waiver on the part of any Warrantor or Investor of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement, or by law or otherwise afforded to the Warrantors and the Investors shall be cumulative and not alternative.

SECTION 10.10 Finder’s Fees.

Except as disclosed in the Disclosure Schedule, each party represents and warrants to the other party hereto that it has retained no finder or broker in connection with the transactions contemplated by this Agreement and hereby agrees to indemnify and to hold harmless the other party hereto from and against any liability for any commission or compensation in the nature of a finder’s fee of any broker or other person or firm (and the costs and expenses of defending against such liability or asserted liability) for which the indemnifying party or any of its employees or representatives are responsible.

SECTION 10.11 Interpretation; Titles and Subtitles.

This Agreement shall be construed according to its fair language. The rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be employed in interpreting this Agreement. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement. Unless otherwise expressly provided herein, all references to Sections and Exhibits herein are to Sections and Exhibits of this Agreement. As used in this Agreement, the words “include” and “including”, and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation”.

SECTION 10.12 Counterparts.

This Agreement may be executed in one or more counterparts and may be delivered by electronic or facsimile transmission, all of which shall be considered one and the same agreement and each of which shall be deemed an original. Facsimile, e-mail or other electronic signatures shall have the same legal effect as original signatures.

SECTION 10.13 Severability.

If any provision of this Agreement is found to be invalid or unenforceable, then such provision shall be construed, to the extent feasible, so as to render the provision enforceable and to provide for the consummation of the transactions contemplated hereby on substantially the same terms as originally set forth herein, and if no feasible interpretation would save such provision, it shall be severed from the remainder of this Agreement, which shall remain in full force and effect unless the severed provision is essential to the rights or benefits intended by the parties. In such event, the parties shall use best efforts to negotiate, in good faith, a substitute, valid and enforceable provision or agreement which most nearly effects the parties’ intent in entering into this Agreement.

SECTION 10.14 Confidentiality and Non-Disclosure.

(a) Disclosure of Terms. The terms and conditions of this Agreement, all Transaction Documents and all exhibits attached to such agreements (collectively, the “Financing Terms”), including their existence, shall be considered confidential information and shall not be disclosed by any party hereto to any third party except in accordance with the provisions set forth below; provided that such confidential information shall not include any information that is in the public domain other than caused by the breach of the confidentiality obligations hereunder.

(b) Press Releases, Etc. Any press release issued by the Company shall not disclose any of the Financing Terms and the final form of such press release shall be approved in advance in writing by the Investors. No other announcement regarding any of the Financing Terms in a press release, conference, advertisement, announcement, professional or trade publication, mass marketing materials or otherwise to the general public may be made without the Investors’ prior written consent. No press release or other public announcement by any of the Group Companies shall refer to or mention Google or any its Affiliates without the prior written consent of Google.

(c) Permitted Disclosures. Notwithstanding the foregoing, any party may disclose any of the Financing Terms to its current or bona fide prospective investors, employees, investment bankers, lenders, partners, accountants and attorneys, in each case only where such persons or entities have the need to know such information and are subject to appropriate nondisclosure obligations. Without limiting the generality of the foregoing, the Investors shall be entitled to disclose the Financing Terms for the purposes of fund reporting or inter-fund reporting or to their fund manager, other funds managed by their fund manager and their respective auditors, counsel, directors, officers, employees, shareholders or investors.

(d) Legally Compelled Disclosure. In the event that any party is requested or becomes legally compelled (including without limitation, pursuant to securities laws and regulations) to disclose the existence of this Agreement and any other Transaction Documents, any of the exhibits attached to such agreements, or any of the Financing Terms hereof in contravention of the provisions of this SECTION 10.14, such party (the “Disclosing Party”) shall provide the other parties (the “Non-Disclosing Parties”) with prompt written notice of that fact and use reasonable efforts to seek (with the cooperation and reasonable efforts of the other parties) a protective order, confidential treatment or other appropriate remedy; provided, however, that Google (and its Affiliates) or any other Investor will only be required to provide such prompt written notice and use reasonable efforts to seek a protective order if such request is specifically directed at and solely related to this Agreement or the other Transaction Documents or the Financing terms (and not a general request or general order that is broader in scope). In such event, the Disclosing Party shall furnish only that portion of the information which is legally required to be disclosed and shall exercise reasonable efforts to keep confidential such information to the extent reasonably requested by any Non-Disclosing Party.

(e) Other Information. The provisions of this SECTION 10.14 shall be in addition to, and not in substitution for, the provisions of any separate nondisclosure agreement executed by any of the parties with respect to the transactions contemplated hereby.

(f) Notices. All notices required under this SECTION 10.14 shall be made pursuant to SECTION 10.07 of this Agreement.

SECTION 10.15 Further Assurances.

Each party shall from time to time and at all times hereafter make, do, execute, or cause or procure to be made, done and executed such further acts, deeds, conveyances, consents and assurances without further consideration, which may reasonably be required to effect the transactions contemplated by this Agreement.

SECTION 10.16 Dispute Resolution.

(a) Negotiation Between Parties. The parties agree to negotiate in good faith to resolve any dispute between them regarding this Agreement. If the negotiations do not resolve the dispute to the reasonable satisfaction of all parties within thirty (30) days, SECTION 10.16(b) shall apply.

(b) Arbitration. In the event the parties are unable to settle a dispute between them regarding this Agreement in accordance with subsection (a) above, such dispute shall he referred to and finally settled by arbitration at the Hong Kong International Arbitration Centre (the “HKIAC”) for arbitration in Hong Kong. The arbitration shall be conducted in accordance with the HKIAC Administered Arbitration Rules in force at the time of the initiation of the arbitration, which rules are deemed to be incorporated by reference into this subsection (b). There shall be one (1) arbitrator jointly nominated by parties, who shall be qualified to practice the laws of the New York. In the event that the parties cannot jointly agree on an arbitrator, the HKIAC shall appoint an arbitrator. The arbitral proceedings shall be conducted in English. The award of the arbitral tribunal shall be final and binding upon the parties thereto.

SECTION 10.17 Termination

(a) Termination before the Closing. This Agreement may be terminated prior to the Closing (a) by mutual written consent of the Company and each of the Investors, (b) by the Investors if the Closing has not been consummated as of December 31, 2014, (c) by either the Company, on the one hand, or the Investors, on the other hand, by written notice to the other if there has been a material misrepresentation or material breach of a covenant or agreement contained in this Agreement on the part of the Investors or the Warrantors, respectively, and such breach, if curable, has not been cured within ten (10) days of such notice, or (d) by the Investors if, due to change of applicable laws, the consummation of the transactions contemplated hereunder would become prohibited under applicable laws.

(b) Effects of Termination. If this Agreement is terminated as provided under this SECTION 10.17, this Agreement will be of no further force or effect upon termination provided that (i) the termination will not relieve any party from any liability for any antecedent breach of this Agreement, and (ii) Sections, 10.01, 10.02, 10.03, 10.04, 10.14, 10.16, 10.17 and 10.18 shall survive the termination of this Agreement.

SECTION 10.18 Legal Fees and Expenses.

Upon the closing of the transaction, the Company shall bear its own legal fees and expenses and shall pay the reasonable fees and due diligence expenses of Investors’ PRC and offshore counsel and other advisors not to exceed US$180,000 in the aggregate, exclusive of miscellaneous legal fees and expenses typically born by the Company in the ordinary course of business, including but not limited to, employment matters, intellectual property licensing matters, commercial contract matters and the various agreements to be implemented in connection with the Restructuring. In the event (i) the Founder or any Group Company decide not to proceed with the transactions contemplated herein or (ii) there is material non-compliance by the Founder or any Group Company prior to the Closing, and the Closing fails to occur, the Company shall pay the reasonable fees and due diligence expenses of Investor’s PRC and offshore counsel and other advisors not to exceed US$180,000 in the aggregate incurred and reasonably documented by the Investors.

SECTION 10.19 Affiliated Parties.

For purposes of determining rights pursuant to any share thresholds set forth in this Agreement, an Investor shall be entitled to aggregate all shares held by affiliated funds and constituent partners and members.

SECTION 10.20 No Commitment for Additional Financing.

The Company acknowledges and agrees that no Investor has made any representation, undertaking, commitment or agreement to provide or assist the Company in obtaining any financing, investment or other assistance, other than the purchase of the Purchased Shares as set forth herein and subject to the conditions set forth herein. In addition, the Company acknowledges and agrees that (i) no statements, whether written or oral, made by any Investor or its representatives on or after the date of this Agreement shall create an obligation, commitment or agreement to provide or assist the Company in obtaining any financing or investment, (ii) the Company shall not rely on any such statement by any Investor or its representatives, and (iii) an obligation, commitment or agreement to provide or assist the Company in obtaining any financing or investment may only be created by a written agreement, signed by such Investor and the Company, setting forth the terms and conditions of such financing or investment and stating that the parties intend for such writing to be a binding obligation or agreement. Each Investor shall have the right, in its sole and absolute discretion, to refuse or decline to participate in any other financing of or investment in the Company, and shall have no obligation to assist or cooperate with the Company in obtaining any financing, investment or other assistance.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

THE COMPANY:		InnoLight HK:

InnoLight Technology Corporation		InnoLight Technology HK Limited

By:	/s/ Sheng Liu	By:	/s/ Sheng Liu
Name: Sheng Liu		Name: Sheng Liu
Title: Director		Title: Director

InnoLight SZ:		Xumao:

InnoLight Technology (Suzhou) Ltd.

(Suzhou Xumao Co., Ltd.)

By:	/s/ Sheng Liu	By:	/s/ Sheng Liu
Name: Sheng Liu		Name: Sheng Liu
Title: CEO		Title: CEO

InnoLight USA:

Innolight Technology USA, Inc.

By:	/s/ Sheng Liu
Name: Sheng Liu
Title: Director

[Signature Page to Series C Preferred Shares Purchase Agreement]

IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

The undersigned (a) understands that this Agreement imposes obligations on him, (b) understands English and has read and understands the terms of this Agreement or has had this Agreement translated and explained to him, and (c) has considered this Agreement with his own tax and legal advisors and has relied solely on such advisors for tax and legal advice and will be responsible for his own liabilities resulting from this Agreement.

/s/ Sheng Liu
Name: Sheng Liu
ID Number: 510921197107018511

[Signature Page to Series C Preferred Shares Purchase Agreement]

IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

INVESTOR:

GC I, LP

By:
GC I, GP, its general partner

By:	/s/ Eugene Frantz

Name:	Eugene Frantz

Title:	General Partner

[Signature Page to Series C Preferred Shares Purchase Agreement]

IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

INVESTOR:

LIGHTSPEED CHINA PARTNERS I, L.P.

By:     Lightspeed China Partners I GP, LLC, its general partner

By:	/s/ James Mi
Name:
Title:	Managing Director

LIGHTSPEED CHINA PARTNERS I-A, L.P.

By:     Lightspeed China Partners I GP, LLC, its general partner

By:	/s/ James Mi
Name:
Title:	Managing Director

[Signature Page to Series C Preferred Shares Purchase Agreement]